UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Contura Energy, Inc.
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NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 1, 2019
____________
CONTURA ENERGY, INC.
340 Martin Luther King, Jr. Blvd.
Bristol, Tennessee 37620
To the Stockholders of Contura Energy, Inc.:
NOTICE IS HEREBY GIVEN that Contura Energy, Inc.’s (“Contura” or the “Company”) 2019 annual meeting of stockholders will be held via live webcast, at www.meetingcenter.io/278883475, at 10:00 a.m. Eastern time on Wednesday, May 1, 2019 (the “Annual Meeting”). The terms “Contura,” “the Company,” “we,” “our,” “us,” and similar terms refer to Contura Energy, Inc. and its Board of Directors and management, as appropriate.
At the meeting, we will ask stockholders to consider and act upon the following matters:

1.	The election of nine (9) directors nominated by our board of directors for a term of one year;

2.	Advisory approval of the Company’s executive compensation as reported in this proxy statement;

3.	An advisory vote on the frequency of future advisory votes on the Company’s executive compensation; and

4.	Ratification of KPMG LLP as Contura’s independent registered public accounting firm for the fiscal year ending December 31, 2019.
We will also address any other proper business that may arise and we will offer reasonable time for your comments and questions.
The Board of Directors unanimously recommends that you vote “FOR” proposals 1, 2 and 4 and that you vote “EVERY YEAR” for proposal 3. These proposals are further described in the proxy statement that accompanies this notice.
Only Contura common stock holders of record at the close of business on March 12, 2019 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As of that day, there were 19,085,339 common shares outstanding. For ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection at Contura’s corporate offices located at 340 Martin Luther King, Jr. Blvd., Bristol, Tennessee 37620.
Your vote is very important. If you are unable to attend the meeting, we urge you to vote by proxy in any one of the following three ways:

•	VIA THE INTERNET, which we encourage if you have internet access, at the address shown on your proxy card;

•	BY TELEPHONE, using the toll-free telephone number shown on the proxy card; or

•	BY MAIL, by completing, signing and returning the enclosed proxy card in the postage-paid envelope.
By Order of the Board of Directors,
Kevin S. Crutchfield
Chief Executive Officer
April 1, 2019

i

ii

PROXY STATEMENT
For 2019 Annual Meeting of Stockholders of
Contura Energy, Inc.
To Be Held On
May 1, 2019
The board of directors of Contura Energy, Inc. (“Contura” or the “Company”) is soliciting proxies to be voted on the stockholders’ behalf at the 2019 annual meeting of stockholders (the “Annual Meeting”). This document includes information about the issues to be voted upon at the Annual Meeting.
The Company expects to mail the notice of the Annual Meeting, this proxy statement, the proxy card and the Company’s annual report for the fiscal year ended December 31, 2018 to all stockholders entitled to vote at the Annual Meeting beginning on or about April 1, 2019.
ABOUT THE ANNUAL MEETING
Why have you provided me this proxy statement?
Contura’s board of directors is soliciting your “proxy,” which is your authorization for our representatives to vote your shares as you direct. This proxy statement, along with the accompanying notice of the Annual Meeting, describes the purposes of the meeting and provides the information you need to know to vote at the meeting. Once given, your proxy will be effective for the May 1, 2019 annual meeting and at any adjournment, postponement or continuation of that meeting.
When and where will the annual meeting be held?
The annual meeting will be held via live webcast, at www.meetingcenter.io/278883475, on Wednesday, May 1, 2019, at 10:00 a.m. Eastern time.
Who can attend the meeting?
Contura common stockholders of record as of the close of business on March 12, 2019, which our board of directors has determined to be the record date for the annual meeting, or their duly appointed proxies, may attend the annual meeting. If you are not a stockholder of the Company, you will be admitted only if you have a valid legal proxy.
Who is entitled to vote at the annual meeting?
Anyone who owns (of record) Contura common stock as of the close of business on March 12, 2019, which our board of directors has determined to be the record date for the annual meeting, is entitled to one vote per share owned. There were 19,085,339 shares outstanding as of March 12, 2019.
What are the voting rights of holders of Contura common stock?
Each outstanding share of Contura common stock entitles the holder to cast one vote on each matter considered at the annual meeting. In the case of election of directors, each share entitles the holder to cast one vote for each position to be filled. Cumulative voting is not permitted.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most Contura stockholders hold their shares through a broker, bank, or other nominee (held “beneficially”, or “held in street name”) rather than directly in their own name (“of record”). As summarized below, there are important distinctions between shares held of record and those owned beneficially.
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the stockholder of record, and a Notice was sent directly to you by Contura. As the stockholder of record, you have the right to attend the annual meeting and vote your shares during the annual meeting.
Beneficial Owner. If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other nominee, like the vast majority of our stockholders, you are considered the beneficial owner of shares held in “street name”, and notice of the meeting was sent to you by your nominee. As the beneficial owner, you are invited to attend and vote your shares during the annual meeting. Because your shares are held in “street name”, however, to attend and vote at the annual meeting you must obtain from your nominee (who is the holder of record) a valid legal proxy regarding your shares. See the section below entitled “How can I attend and vote at the annual meeting?”
What items will be voted on at the meeting, and how does the Board recommend that I vote?
You will be voting on the following matters:

1.	The election of nine (9) directors nominated by our board of directors for a term of one year;

2.	Advisory approval of the Company’s executive compensation as reported in this proxy statement;

3.	An advisory vote on the frequency of future advisory votes on the Company’s executive compensation; and

4.	Ratification of KPMG LLP as Contura’s independent registered public accounting firm for the fiscal year ending December 31, 2019.
The Board of Directors unanimously recommends that you vote “FOR” proposals 1, 2 and 4 and that you vote “EVERY YEAR” for proposal 3.
For more information regarding each proposal, see the section of this proxy statement entitled “Proposals” on page 42.
How can I attend and vote at the annual meeting?
Stockholders of record at the close of business on March 12, 2019 will be able to attend the virtual meeting, vote, and submit questions during the annual meeting. The meeting will begin at 10:00 am Eastern time on May 1, 2019, at www.meetingcenter.io/278883475. We encourage you to access the annual meeting prior to the start time, however. The two items of information needed to access the live webcast of the annual meeting are the following:
Username:     the 15-digit control number located in the shaded bar on the Notice or on the proxy card
Password:     CTRA2019
You should have the Notice or proxy card in hand when you access the website and then follow the instructions. If you are a stockholder of record, you are already registered for the annual meeting. If you hold your shares beneficially (in “street name”) you must register in advance to attend the annual meeting, vote, and submit questions. To register in advance you must obtain a legal proxy from the broker, bank, or other nominee that holds your shares, giving you the right to vote the shares. Please forward a copy of the legal proxy along with your email address to Computershare. Requests for registration must be directed to:
Computershare
Contura Energy Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001
Requests for registration must be labeled as “Legal Proxy” and be received by Computershare no later than 5:00 p.m., Eastern time, on April 24, 2019.

Stockholders of record and holders in street name who duly registered to attend the annual meeting will be able to vote their shares and submit questions at any time during the meeting by following the instructions on the website noted above. If you have technical difficulties or trouble accessing the virtual meeting, please use the support link provided on the meeting website.

Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below under “How can I vote my shares without attending the annual meeting?” so that your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the annual meeting?
You may vote your shares in three different ways:

1.
Via the Internet. You may vote your shares via the internet by following the instructions on your proxy card. If you own your shares in “street name” or in a nominee account, you may place your vote through the internet by following the instructions on the proxy card provided by your broker, bank or other holder of record.

2.
By Telephone. You may vote your shares by telephone by calling the toll-free telephone number provided on the proxy card. If you own your shares in “street name” or in a nominee account, you may place your vote by telephone by following the instructions on the proxy card provided by your broker, bank or other holders of record.

3.
By Mail. Mark your voting instructions on, and sign and date, the proxy card and return it in the enclosed prepaid envelope. If you mail your proxy card, we must receive it before the polls close at the meeting.

How do I revoke my proxy or change my voting instructions?
You may revoke your proxy or change your voting instructions in four ways:

1.
Submit voting instructions again by telephone or the internet. If you are a “street name” stockholder, you must follow instructions found on the voting instruction card provided by your broker or other “street” nominee, or contact your broker or other nominee in order to revoke your previously given proxy.

2.
Submit a new proxy card bearing a later date than the one you wish to revoke. A valid later-dated proxy will automatically revoke any proxy previously submitted by you. If you own your shares in “street name,” because your broker or other “street” nominee is actually the record owner, you must obtain a new proxy card from the broker or other “street” nominee. If you are a holder of record, then you must obtain a new proxy card from Contura’s transfer agent, Computershare Investor Services, at 877-373-6374. We must receive your new proxy card before the annual meeting begins.

3.
Write to Contura’s Corporate Secretary, Mark M. Manno, at 340 Martin Luther King, Jr. Blvd., Bristol, Tennessee 37620 (overnight courier) or P.O. Box 848, Bristol, Tennessee 37621 (U.S. mail). Your letter should contain the name in which your shares are registered, your control number, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature. Mr. Manno must receive your letter before the annual meeting begins.

4.
Attend the annual meeting and vote as described above (or by personal representative with an appropriate proxy). Attendance at the meeting will not by itself revoke a previously granted proxy; to alter your prior instructions, you must vote your shares during the meeting.

How will proxies be voted if I give my authorization?
The board of directors has selected Kevin S. Crutchfield, Mark M. Manno, and William L. Phillips III, and each of them, to act as proxies with full power of substitution. All properly executed proxy cards delivered by stockholders and not previously revoked will be voted at the annual meeting in accordance with the directions given. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a properly executed proxy card will be voted “FOR” proposals 1, 2 and 4 and “EVERY YEAR” for proposal 3.

Will any other business be presented for a vote at the annual meeting?
Management knows of no other matters that may come before the annual meeting for consideration by the stockholders. However, if any other matter properly comes before the annual meeting, the persons named as proxies will vote upon such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with their best judgment.
The chairman of the annual meeting may refuse to allow presentation of a proposal or nominee for the board of directors if the proposal or nominee was not properly submitted. The requirements for submitting proposals and nominations for next year’s annual meeting are described in the section entitled “Stockholder Proposals for the 2020 Annual Meeting” on page 39.
What constitutes a quorum?
For business to be conducted at the annual meeting, a quorum constituting a majority of the shares of Contura common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy.
What are the voting options and approval requirements for each matter to be voted on?
Delaware law, the New York Stock Exchange’s (“NYSE”) rules and regulations and/or Contura’s certificate of incorporation and bylaws govern the vote requirements applicable to each proposal.

1.
Election of directors. For each nominee, you may vote in favor of that nominee or withhold your vote from that nominee. Each share of common stock may be voted for as many nominees as there are directors to be elected. Nominees will be elected by a plurality of the votes cast at the meeting. Stockholders may not cumulate their votes.

2.
Advisory approval of executive compensation as reported in this proxy statement. You may vote in favor of the proposal, vote against the proposal or abstain from voting. The advisory vote to approve the compensation paid to our named executive officers as reported in this proxy statement will pass if approved by a majority of the shares present at the meeting or represented by proxy and entitled to vote on the matter. As an advisory vote, your vote will not be binding on the Company or the board of directors. However, our board of directors and our compensation committee, which is responsible for designing and administering the Company’s executive compensation program, value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our named executive officers in 2018, the compensation committee will evaluate whether any actions are necessary to address stockholders’ concerns when making future compensation decisions.

3.
Advisory vote on frequency of future advisory votes on executive compensation. You may cast your vote for your preferred voting frequency by choosing the option of one year, two years, three years, or abstain from voting. The advisory vote on frequency of future advisory votes on our executive compensation will be determined by the plurality of votes cast. As this is an advisory vote, your vote will not be binding on the Company or the board of directors.

Our board of directors has determined that an advisory vote on our executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore our board of directors recommends that you vote for the advisory vote on our executive compensation to be held every year.

4.
Ratification of KPMG’s appointment. You may vote in favor of the proposal, vote against the proposal or abstain from voting. The proposal will pass if approved by a majority of the shares present in person or represented by proxy and entitled to vote on the matter.

The Board of Directors unanimously recommends that you vote “FOR” proposals 1, 2 and 4 and “EVERY YEAR” for proposal 3.
How will votes be counted?
The inspector of elections appointed by the board of directors for the annual meeting will calculate affirmative votes, negative votes, abstentions and broker non-votes, as appropriate. Under Delaware law, abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting.

An abstention has the same effect as a vote “against” a particular proposal except, in the case of Proposal 1 (election of directors) and Proposal 3 (frequency of compensation advisory votes), where abstentions will have no effect on the outcome.
If you own your shares in “street name” if your broker or other “street” nominee is actually the record owner. Under the NYSE rules, brokers or other “street” nominees have authority to vote in their discretion on “routine” matters – such as Proposal 4 (to ratify the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2019) – if they have not received voting instructions from their clients who are the beneficial owners of such shares at least ten days before the date of the meeting.
When the broker or other “street” nominee does not receive voting instructions from clients with respect to “non-routine” matters, the broker or other “street” nominee may not vote on the matter, resulting in a “broker non-vote.” Broker non-votes are included in the calculation of the number of votes considered to be present at the annual meeting for purposes of determining a quorum, but otherwise will not affect the voting outcome of the proposals. Non-routine matters to be considered at the 2019 annual meeting are Proposals 1 through 3.
Where can I find voting results of the annual meeting?
Preliminary voting results will be announced at the annual meeting. Preliminary or final voting results will also be published in Contura’s Current Report on Form 8-K, which will be filed with the SEC on or about May 7, 2019. Once it is filed, you may receive a copy of the Current Report through the internet at www.conturaenergy.com/investors or through EDGAR, the SEC’s electronic data system, at www.sec.gov. You may also receive a copy by contacting Contura’s investor relations department at (423) 573-0300, or the SEC at (800) SEC-0330 for the location of its nearest public reference room.
What happens if a nominee is unable to stand for election?
If a nominee is unable to stand for election, the board of directors may either reduce the number of directors to be elected or cause a substitute nominee to stand for election. If a substitute nominee is selected to stand for election, the proxy holders will vote your shares with respect to the substitute nominee in accordance with the voting instructions received for the original nominee unless you change your vote as described above.
What does it mean if I receive more than one proxy card?
It means that you have multiple accounts at the transfer agent or with stock brokers or other nominees. Please complete and provide your voting instructions for all proxy cards that you receive.
What is the cost of soliciting proxies, and who pays that cost?
Contura is bearing the entire cost of soliciting proxies. Proxies will be solicited principally through the mail, but may also be solicited personally or by telephone, facsimile, or special letter by Contura’s directors, officers, and regular employees for no additional compensation. Contura will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of common stock.

ABOUT OUR MANAGEMENT TEAM
Contura is led by Kevin S. Crutchfield, who serves as our chief executive officer and a member of our board of directors. In addition to Mr. Crutchfield, whose detailed biography appears on page 7, the following persons comprise the Company’s Management Committee.
Charles Andrew Eidson (43) has served as Contura’s executive vice president and chief financial officer since July 2016. He previously served as executive vice president and chief financial officer of Alpha Natural Resources, Inc. prior to its emergence from bankruptcy proceedings in 2016 (“Predecessor Alpha”), a position he held from March 2016. He previously served as Predecessor Alpha’s senior vice president for strategy and business development from 2015 and as vice president for mergers and acquisitions from 2014. Predecessor Alpha filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on August 3, 2015.

Prior to joining Predecessor Alpha in July 2010, Mr. Eidson held several financial positions across industry sectors, including at PricewaterhouseCoopers LLP, Eastman Chemical Company, and most recently Penn Virginia Resource Partners, where he led mergers and acquisitions projects for the coal segment and managed the budgeting and planning process. Mr. Eidson holds a bachelor of science degree, cum laude, in commerce and business administration from the University of Alabama and a master of business administration degree from Milligan College.
Jill M. Harrison (58) has served as Contura’s senior vice president and general counsel since January 2018. She previously served as senior vice president and deputy general counsel for subsidiary Contura Coal Sales, LLC since July 2016. Prior to that role, Ms. Harrison served as senior vice president and general counsel for Alpha Coal Sales Co., LLC, a subsidiary of Predecessor Alpha, a position she held from February 2014.
Prior to joining Predecessor Alpha in 2006, Ms. Harrison was a shareholder in the law firm of PennStuart, serving a seventeen-year tenure with the firm representing coal, oil and natural gas industry clients. Ms. Harrison earned both a bachelor of science degree in business administration and a law degree from the University of Tennessee.
J. Scott Kreutzer (48) has served as Contura’s executive vice president and chief operating officer since January 2018. He previously served as Contura’s senior vice president, land and environmental affairs since July 2016. He previously served as Predecessor Alpha’s senior vice president for land and gas from 2015 and as vice president for land from 2014. Prior to that position, Mr. Kreutzer served in a number of other roles at Predecessor Alpha.
Prior to joining Predecessor Alpha in 2011, Mr. Kreutzer served in several legal practice positions supporting the coal industry, and more recently with TECO Coal Corporation, where he managed and oversaw activities related to lease compliance, geology, land acquisition, royalties, and third-party service contracts. Mr. Kreutzer holds a bachelor of arts degree from Transylvania University and earned his law degree, cum laude, from Northern Kentucky University.
Mark M. Manno (48) has served as Contura’s executive vice president, chief administrative and legal officer and secretary since January 2018 and previously served as its executive vice president, general counsel, secretary and chief procurement officer from July 2016. He previously served as executive vice president, general counsel, secretary and chief procurement officer for Predecessor Alpha, positions he held from December 2015. Prior to these positions, Mr. Manno served as senior vice president, chief information and sourcing officer from February 2015, and senior vice president, strategic sourcing and information technology for Predecessor Alpha’s wholly owned subsidiary, Alpha Natural Resources Services, LLC, from March 2014. Mr. Manno previously served as vice president, strategic sourcing and materials management from April 2012, and also as vice president and assistant general counsel. Predecessor Alpha filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on August 3, 2015.
Before joining Predecessor Alpha in February 2010, Mr. Manno was general counsel and real estate division president with SJ Strategic Investments in Bristol, Tennessee. Earlier in his career, he served in multiple roles with King Pharmaceuticals, Inc. and was an attorney with Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, in Johnson City, Tennessee. Before joining the private sector, Mr. Manno was an officer in the U.S. Navy and a graduate of the U.S. Naval Academy. He completed his master of business administration degree at Mississippi State University and his law degree at the University of Memphis.
Suzan E. Moore (58) has served as Contura’s senior vice president, administration and chief human resources officer since January 2018. She previously served as senior vice president and deputy general counsel since July 2016. She previously served as Predecessor Alpha’s senior vice president and deputy general counsel for human resources, benefits and safety from 2015 and as vice president and deputy general counsel for human resources, benefits and safety from 2014. Prior to that position she served in a number of other roles with Predecessor Alpha.
Prior to joining Predecessor Alpha in 2003, Ms. Moore held several legal positions within the coal industry, including at Pittston Coal Company and Westmoreland Coal Company, as well as in private law practice at PennStuart. Ms. Moore earned a bachelor of arts degree, with highest honors, at the University of Tennessee and a law degree at the University of Virginia.
Kevin Stanley (44) has served as Contura’s executive vice president and chief commercial officer since April 2017. He previously served as Contura’s senior vice president, sales and marketing since July 2016 and as senior vice president, business planning for Predecessor Alpha, a position he held from December 2015. Prior to this position, Mr. Stanley served as vice president, business planning for Alpha from 2012 and in several additional roles, including as director of corporate development from 2011 for Alpha Australia, LLC, a wholly owned subsidiary of Predecessor Alpha.

Prior to joining Predecessor Alpha in 2003, Mr. Stanley served in various accounting roles for subsidiaries of Massey Energy. Mr. Stanley holds a bachelor of science degree in accounting and business administration from the University of Virginia’s College at Wise.
ABOUT OUR BOARD OF DIRECTORS
OUR DIRECTORS
All of the Company’s directors are elected annually. Each of the current nine directors, whose biographies appear below, has been nominated to stand for election at the 2019 annual meeting to another one-year term. For information about the board committees on which each director serves, please see “Committee Membership” on page 11.
Kevin S. Crutchfield (58) has served as Contura’s chief executive officer, and as a director, since July 2016. He previously served as chairman and chief executive officer of Predecessor Alpha, having been appointed as a director in November 2007, elected as chief executive officer at the time of Alpha’s merger with Foundation Coal in July 2009 and named chairman in May 2012. He was also a member of the safety, health, environmental and sustainability committee from the time of the merger. Prior to that time, he served as Predecessor Alpha’s president from January 2007 until the merger. Mr. Crutchfield also served as Predecessor Alpha’s executive vice president from November 2004 until January 2007. Predecessor Alpha filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on August 3, 2015.
Mr. Crutchfield joined Predecessor Alpha’s management team as the executive vice president of Alpha Natural Resources, LLC and vice president of ANR Holdings, LLC in March 2003, and also served as the executive vice president of ANR Holdings, LLC from November 2003 until ANR Holdings, LLC was merged with another of Alpha’s subsidiaries in December 2005. From June 2001 through January 2003, he served as vice president of El Paso Corporation, a natural gas and energy provider, and president of Coastal Coal Company, a coal producer and affiliate of El Paso Corporation, acquired by Predecessor Alpha in 2003.
Prior to joining El Paso, he served as president and CEO of AMVEST Corporation, a coal and gas producer and provider of related products and services, and held executive positions at AEI Resources, Inc., a coal producer, including president and chief executive officer. Before joining AEI Resources, he served as the chairman, president and chief executive officer of Cyprus Australia Coal Company (“Cyprus”) and held executive operating management positions with Cyprus in the U.S. before being relocated to Sydney, Australia in 1997. He worked for Pittston Coal Company, in various operating and executive management positions from 1986 to 1995, including as vice president operations prior to joining Cyprus.
Mr. Crutchfield serves on the board of directors of Coeur Mining Inc. He also served on the board of directors of King Pharmaceuticals, Inc. from February 2010 until the first quarter of 2011, when he resigned in connection with the acquisition of King Pharmaceuticals by Pfizer, and on the board of directors of Rice Energy Inc. from January 2014 to November 2014. Mr. Crutchfield holds a bachelor of science degree in mining and minerals engineering from Virginia Polytechnic Institute and State University, and he also completed the executive program at the University of Virginia’s Colgate Darden School of Business. For these reasons, Contura believes Mr. Crutchfield is qualified to serve as a director.
Albert E. Ferrara, Jr. (70) has served as one of Contura’s directors since July 2016. Mr. Ferrara has spent over forty years in the metals and related resource industry. Mr. Ferrara served in senior executive positions with AK Steel, including senior vice president finance and chief financial officer, from 2003 until his retirement in 2013. Before joining AK Steel, Mr. Ferrara spent thirty years with United States Steel Corporation/USX Corporation in a variety of roles domestically and internationally, including senior vice president finance and treasurer. Mr. Ferrara has served since 2014 as a principal of Amelia Metals LLC, a consulting firm specializing in the metals and mining industries. Mr. Ferrara holds a bachelor of science in commerce with distinction and a juris doctor degree, both from the University of Virginia. He has been licensed to practice law in the State of Pennsylvania. For these reasons, Contura believes Mr. Ferrara is qualified to serve as a director.
Daniel J. Geiger (69) has served on Contura’s board of directors since November 2018. He previously served on the board of directors of each of ANR and Holdings after joining each in February 2018. Mr. Geiger has been a Managing Member of D.J. Geiger & Co., LLC, a mining consulting firm, since 2010. During his time as a Managing Member, from 2011 to 2012, Mr. Geiger was also the Lead Independent Director for Lipari Energy, a major coal producer in Eastern Kentucky and a publicly traded company at that time. Prior to those positions, Mr. Geiger was the CEO and Chairman for

Lexington Coal Company from August 2004 to July 2010. During his tenure at Lexington Coal Company, Mr. Geiger oversaw the reduction of reclamation liabilities and the eventual merger of the company into a subsidiary of a national coal production company. From 1982 to 2004, Mr. Geiger served as Vice President, Engineering of the James River Coal Company, and has over 35 years of experience in the coal industry. Mr. Geiger earned a B.S. in Civil Engineering from Ohio University, and is a Registered Professional Engineer in the states of Kentucky and West Virginia. For these reasons, Contura believes Mr. Geiger is qualified to serve as a director.
John E. Lushefski (63) has served on Contura’s board of directors since November 2018. He previously served on the board of directors of each of ANR and Holdings after joining each in July 2016. Most recently, Mr. Lushefski served as Senior Vice President and Chief Financial Officer of Patriot Coal Corporation from 2012 to 2015, where he also served on the board of directors. Prior to Mr. Lushefski’s roles at Patriot Coal Corporation, he held numerous management and advisory positions with several large companies. He was a partner at BVisions Advisory LLP and served as Chief Financial Officer for both Millennium Chemicals Inc. and Peabody Holding Company Inc. Additionally, Mr. Lushefski served on the board of directors of Suburban Propane, LP and Smith Corona Corporation and on the governance committee of Equistar Chemicals, L.P. He also acted as an advisory board member for East Coast Power Systems, Inc. and Restricted Stock Systems, Inc. Mr. Lushefski is a Certified Public Accountant and received his B.S. in Business Administration and Accounting from Pennsylvania State University. For these reasons, Contura believes Mr. Lushefski is qualified to serve as a director.
Anthony J. Orlando (59) has served on Contura’s board of directors since September 2017. Mr. Orlando has nearly thirty years of experience in various executive leadership, financial, business development, strategic, operational and engineering management positions with the global energy-from-waste company, Covanta Holding Corporation, where he most recently served as President and Chief Executive Officer from 2004 until 2015. Prior to joining Covanta, Mr. Orlando spent six years in the petrochemical industry as an engineer for Foster Wheeler Corporation. Mr. Orlando currently serves on the board of directors of Landstar Systems Inc. and previously served on the board of directors of Covanta Holding Corporation. Mr. Orlando earned a master’s degree in business administration from Seton Hall University and a bachelor of science, civil engineering degree from Villanova University. For these reasons, Contura believes Mr. Orlando is qualified to serve as a director.
David J. Stetson (62) has served on Contura’s board of directors since November 2018. He previously served as chairman of the board of directors of each of ANR and Holdings after joining each in July 2016. Mr. Stetson is a seasoned executive with extensive experience in management, finance, mergers and acquisitions, corporate governance, restructuring, the law and reclamation. Mr. Stetson has held a myriad of leadership positions, including Chief Executive Officer, Chief Restructuring Officer, and Senior Advisor for various energy companies, including Trinity Coal Corporation, American Resources Offshore, Inc., Lexington Coal Company, and Lipari Energy Inc. Mr. Stetson earned an M.B.A from the University of Notre Dame, a J.D. from the Brandeis School of Law at the University of Louisville, and a B.S. from Murray State University. For these reasons, Contura believes Mr. Stetson is qualified to serve as a director.
Harvey L. Tepner (62) has served on Contura’s board of directors since November 2018. He previously served on the board of directors of each of ANR and Holdings after joining each in July 2016, and he served as the lead independent director of the Board of Directors of each of ANR and Holdings. He is a private investor with extensive experience as a director. He serves on the board of directors of Core-Mark Holding Company, Inc., Clear Channel Outdoor Holdings, Inc. and Village Roadshow Entertainment Group (BVI) Limited, a private company. He previously served as a director of several private companies, including Nine West Holdings, Inc. from August 2017 until March 2019 and Zochem Inc., the Canadian subsidiary of Horsehead Holding Corp., from February 2016 until September 2016. Previously, Mr. Tepner was a senior executive of WL Ross & Co. LLC, and a general partner in WL Ross funds, as well as a member of the board of directors of International Textile Group, Inc., Plascar Participacoes Industrias SA of Brazil, and OCM India Limited, all publicly traded companies controlled by various WL Ross funds. Prior to WL Ross, Mr. Tepner was an investment banker at several Wall Street firms including Loeb Partners Corporation, Rothschild Inc. and Dillon Read & Co. Mr. Tepner received a bachelor of arts degree from Carleton University and a master of business administration degree from Cornell University. He also holds the dual designations of Chartered Accountant and Chartered Professional Accountant (Canada). For these reasons, Contura believes Mr. Tepner is qualified to serve as a director.
Neale X. Trangucci (61) has served as one of Contura’s directors since July 2016 and is chairman of Contura’s board of directors. In 2014, he formed NXT Partners LLC, where he is the principal / owner. He served as co-head of bankruptcy and distressed investments with Mason Capital Management from 2005 until 2014 and previously held senior positions focused on distressed assets and investments with Stonehill Investment Corp / WHX Corp. (including as a partner in Stonehill and as chief executive officer of WHX Corp.), Salomon Brothers Inc. in New York City and Continental Illinois Bank. Mr. Trangucci has also served on the board of directors of George Industries Inc., Automation Tooling Systems, WHX Corp., Wheeling-Pittsburgh Corp., Wheeling-Nisshin Inc., Photowatt International, Handy & Harman and Unimast. Mr. Trangucci earned a bachelor of science degree from Bucknell University and a master’s degree in international finance and banking from Columbia University. For these reasons, Contura believes Mr. Trangucci is qualified to serve as a director.
Michael J. Ward (68) has served on Contura’s board of directors since September 2017. Mr. Ward spent forty years serving in various executive leadership, financial, and coal marketing positions with one of the nation’s premier transportation and logistics companies, CSX Corporation, and its predecessor company, Chessie System, Inc., most recently as Board Chairman and Chief Executive Officer from 2003 until 2017. Mr. Ward currently serves on the boards of directors of Ashland Global Holdings, Inc. and PNC Financial Services Group, Inc., as well as a number of boards of various local, regional, and national not-for-profit organizations. Mr. Ward earned a master’s degree in business administration from the Harvard Business School and a bachelor of arts degree from the University of Maryland. For these reasons, Contura believes Mr. Ward is qualified to serve as a director.
INDEPENDENT AND NON-MANAGEMENT DIRECTORS
Under the NYSE rules and, with respect to the audit committee under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and rules adopted under the Exchange Act, we are required to have a majority of independent directors on our board and to have only independent directors serving on each of our audit, compensation and nominating and corporate governance committees. As more fully described below, our safety, health and environmental committee must be composed of at least a majority of independent directors pursuant to the committee’s charter.
Our board of directors undertook an annual review of director and director nominee independence in March 2019. The purpose of this review was to determine whether any relationships or transactions involving non-management director nominees, their family members and affiliates were inconsistent with a determination that the director nominee is independent under the independence standards set forth in the NYSE rules and our Corporate Governance Guidelines and, with respect to audit committee members and nominees, under the independence standards for audit committee members adopted by the SEC. Based on that review, our board of directors has determined that each of the non-management director nominees, other than Mr. Stetson, who is a former executive officer of certain of our subsidiaries, qualifies as “independent” under the independence standards set forth in the NYSE rules and as “independent” under the independence standards for audit committee members adopted by the SEC.
In connection with each of the quarterly meetings of the board of directors, the non-management directors meet in executive session without any members of management present. If the board of directors convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The chairman of the board presides at executive sessions of the non-management directors.
BOARD AND ITS COMMITTEES
Our board of directors has four standing committees: (i) an audit committee; (ii) a compensation committee; (iii) a nominating and corporate governance committee; and (iv) a safety, health and environmental committee. Each of these committees has adopted and acts according to a written charter. Stockholders may obtain a copy of each charter, at no cost, either on our website, www.conturaenergy.com, or upon written request to William L. Phillips III, Assistant Secretary, Contura Energy, Inc., 340 Martin Luther King, Jr. Blvd., Bristol, Tennessee 37620 (overnight courier) or P.O. Box 848, Bristol, Tennessee 37621 (U.S. mail). From time to time, our board of directors may also form special ad hoc committees to which it may delegate certain authority to administer particular duties of the board.
The board of directors held 16 meetings in 2018, either in person or by telephone. Each currently serving director attended at least 75% of the aggregate of the total number of meetings of the board of directors in 2018 (held during the periods for which he served as a director) and the total number of meetings held by each committee on which he or she served in 2018 (during the period that he served). See “Committee Membership” on page 11 for information regarding the committees on which each of our directors sit and the number of committee meetings held by each committee in 2018.
Under Contura’s Corporate Governance Guidelines, directors are expected to attend stockholder meetings. All then-serving directors attended the 2018 annual meeting of stockholders. Contura has scheduled one of its quarterly board of directors meetings on the same date as the annual meeting. A copy of Contura’s Corporate Governance Guidelines is available at no cost either through our website, www.conturaenergy.com, or upon written request to William L. Phillips III, Assistant Secretary, Contura Energy, Inc., 340 Martin Luther King, Jr. Blvd., Bristol, Tennessee 37620 (overnight courier) or P.O. Box 848, Bristol, Tennessee 37621 (U.S. mail).
Although the NYSE rules require only that the board have standing audit, compensation and nominating and corporate governance committees, the board feels that it is important to maintain a safety, health and environmental committee to oversee the Company’s policies and procedures regarding these matters.
BOARD LEADERSHIP STRUCTURE
Chairman of the Board
Mr. Trangucci serves as the chairman of our board of directors. The chairman presides at all meetings of the board and stockholders. In addition, the chairman performs such other duties as from time to time may be assigned to him by the board, including, but not limited to:

•	Providing leadership to the board;

•
Approving the schedule and agenda for board meeting(s) as well as information to be sent to the board, determining whether there are major risks which the board should focus upon at the meeting(s), and facilitating communication among the directors;

•	Directing the calling of a special meeting of the board or of the independent members of the board; and

•	Consulting directly with major stockholders, when requested by management and when it is appropriate to do so.
Lead Independent Director
In the event that the chairman of the board is not an independent director, Contura’s bylaws provide for the election by the board of a lead independent director who has served as a director of the Company for at least one year. The Company believes that such a structure is most appropriate under those circumstances. The lead independent director would have following duties and powers:

•	Serving as the liaison between the independent members of the board and the chairman;

•	Presiding at all meetings of the board of directors at which the chairman is not present, including executive sessions and meetings of non-management directors and/or independent directors;

•	Approving the agendas for board meetings and the meeting schedule to assure that there is sufficient time for discussion of all agenda items;

•	Reviewing information to be sent to the board;

•	Reviewing with the chairman whether there are major risks which the board should focus upon at such meetings;

•	Facilitating communication among the independent directors (with the chairman);

•	Directing the chief executive officer or corporate secretary to call a special meeting of the board or of the independent members of the board;

•	Consulting and communicating directly with major stockholders, when requested by management and when it is appropriate to do so; and

•	Performing such other duties as may from time to time be delegated to the lead independent director by the board.
Committee Chairs
Each of the board’s standing committees is chaired by an independent director, further helping to ensure a robust role for the Board’s independent directors.

BOARD’S ROLE IN RISK MANAGEMENT OVERSIGHT
Our management team is responsible for the assessment and control of risk at the Company. Under our Corporate Governance Guidelines, our board of directors is charged with evaluating major risks facing Contura which are communicated to the board by management, and overseeing that appropriate risk management and control procedures are in place.
Our board of directors has delegated to various of its committees the responsibility for overseeing the management of certain risks. Even when risk oversight has been delegated to a committee, however, the full board maintains oversight of these risks.
In accordance with NYSE rules, the board has delegated to the audit committee oversight of risks related to the integrity of the Company’s financial reporting processes. The audit committee:

•
reviews and discusses with management Contura’s major financial risk exposures and steps that management has taken to monitor and control such exposures (including management’s risk assessment and risk management policies); and

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oversees procedures that management has established to monitor compliance with Contura’s Code of Business Ethics (the “Code of Ethics”) to address any potential conflicts of interest and other matters addressed in the Code of Ethics and its related person transaction policy, which is described under “Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons” on page 38.

Oversight of certain risks has also been delegated to the Safety, Health and Environmental Committee, such as risks associated with safety and health and the protection of the environment. The compensation committee regularly assesses whether Contura’s compensation policies and practices incentivize excessive risk-taking. The nominating and corporate governance committee reviews material governance-related risks, such as those related to director and officer succession. For more information about the functions and activities of the Board’s standing committees, see the section entitled “Board Committees” on page 11.
CODE OF BUSINESS ETHICS
Contura has adopted a Code of Ethics that applies to employees (including senior financial employees), officers (including the chief executive officer and chief financial officer), and directors. The Code of Ethics is available at no cost either through Contura’s website, www.conturaenergy.com, or upon written request to William L. Phillips III, Assistant Secretary, Contura Energy, Inc., 340 Martin Luther King, Jr. Blvd., Bristol, Tennessee 37620 (overnight courier) or P.O. Box 848, Bristol, Tennessee 37621 (U.S. mail).
BOARD COMMITTEES
Committee Membership
The table below identifies the standing board committees on which each of our directors currently sits:

	Audit	Compensation	Nominating and Corporate Governance	Safety, Health and Environmental
Kevin S. Crutchfield				M
Albert E. Ferrara	C	M	M
Daniel J. Geiger			M	C
John E. Lushefski	M	M	M
Anthony J. Orlando	M	M	C
David J. Stetson				M
Harvey L. Tepner	M	C		M
Neale X. Trangucci	M	M		M
Michael J. Ward			M	M

(C)	Committee chair

(M)	Committee member

The number of meetings held by the standing board committees in 2018 was as follows:

Committee	Meetings
Audit	5
Compensation	6
Nominating and Corporate Governance	3
Safety, Health and Environmental	4

Audit Committee
Our audit committee consists of five directors: Messrs. Ferrara, Lushefski, Orlando, Tepner and Trangucci, with Mr. Ferrara serving as chair. Our board has determined that all current members of the audit committee are financially literate under current listing standards of the NYSE. Further, our board has determined that all current members of the committee are independent within the meaning of SEC and NYSE regulations, and that each of Messrs. Ferrara, Lushefski, Orlando Tepner and Trangucci qualifies as an “audit committee financial expert.”
The audit committee assists the board in monitoring the quality, reliability and integrity of our accounting policies and financial statements, overseeing our compliance with legal and regulatory requirements and reviewing the independence, qualifications and performance of our internal and independent auditors. Among other matters enumerated in the audit committee charter, the committee is generally responsible for:

•	Appointing and compensating our independent auditors, including authorizing their scope of work and approving any non-audit services to be performed by them with respect to each fiscal year;

•
Reviewing and discussing our annual audited and quarterly unaudited financial statements with our management and independent auditors, as well as a report by the independent auditor describing the firm’s internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, and all relationships between us and the independent auditor; and

•	Reviewing our financial press releases, as well as other financial information and earnings guidance, if given, provided to analysts and rating agencies.
Committee Meetings
The audit committee meets at scheduled times during the year, typically prior to quarterly board meetings. However, other scheduled meetings may be conducted in person or telephonically, depending on the work tasks of the committee. The agendas for meetings are initially prepared by the chief legal officer in consultation with the committee’s chairman, and also provided for comments to the chairman of the board and the chief executive officer and, at times, outside legal counsel. Typically, the chief executive officer, the chief financial officer and the leader of the company’s internal audit function, as well as certain other members of management, are invited to attend audit committee meetings. The attendance of the chief executive officer and certain other officers, principally the chief financial officer, allows the audit committee to make inquiries into matters for which it is responsible and assists the committee in making informed decisions. The independent auditor typically attends the entire meeting. Following regularly scheduled meetings, the committee meets privately with the independent auditor and then with the head of the company’s internal audit function. The actions of the audit committee are recorded in the minutes of the meeting and resolutions document all formal actions taken by the committee. The committee chairman reports to the board as appropriate regarding the committee’s actions and recommendations.
Compensation Committee
Our compensation committee consists of five members: Messrs. Ferrara, Lushefski, Orlando, Tepner and Trangucci, with Mr. Tepner serving as chairman. Our board has determined that all current members of the compensation committee are independent within the meaning of the NYSE rules and qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act.

The compensation committee is generally responsible for assisting our board in all matters relating to the compensation of our directors and executive officers and overseeing our compliance with legal and regulatory requirements as they relate to matters of compensation. The compensation committee charter sets forth the committee’s role and responsibilities. Among other responsibilities enumerated in its charter, our compensation committee is responsible for:

•	Reviewing and approving our executive compensation policies and practices, as well as the corporate goals and objectives relevant to the compensation of our executive officers;

•	Reviewing and approving the compensation, including salary, bonuses and benefits, paid to our executive officers, including any employment agreements or similar arrangements;

•	Reviewing director compensation and recommending to the board any proposed changes to such compensation;

•	Evaluating the independence of any advisors retained by the compensation committee as required by law or rule and/or by such other criteria as determined by the compensation committee;

•	Reviewing and approving and, where required to do so, making recommendations to our board with respect to cash incentive compensation plans and equity-based plans, and administering the plans; and

•
Delegating any or all of its responsibilities to a subcommittee consisting of one or more members of the compensation committee, when appropriate and permitted by applicable legal and regulatory requirements.

Our compensation committee is authorized to administer our Management Incentive Plan (“MIP”) and 2018 Long-Term Incentive Plan (the “2018 LTIP”) and may delegate its authority thereunder to another committee of the board or to an appropriate officer of Contura, in accordance with law and the terms of the applicable plan. Additionally, our 2018 LTIP provides our compensation committee the authority to delegate certain of its powers under the plan, relating to employees who are not executive officers, to our chief executive officer. Our compensation committee has delegated to our chief executive officer limited authority to administer, grant, and determine awards of non-executive employees under our annual incentive bonus plan and the 2018 LTIP. The committee has also delegated authority to our chief executive officer and/or certain other officers to approve eligible non-executive employees for participation in the Company’s Deferred Compensation Plan and the Key Employee Separation Plan.
In addition, our human resources department and our Benefits Committee, which is composed of senior employees, support the compensation committee in its work and, in some cases, act pursuant to delegated authority to fulfill various functions in administering the day-to-day aspects of our compensation and benefits plans.
Committee Meetings
The compensation committee meets at scheduled times during the year, typically prior to quarterly board meetings. However, other scheduled meetings may be conducted in person or telephonically, depending on the work tasks of the committee. The agendas for meetings are initially prepared by the chief legal officer in consultation with the committee’s chairman, and also provided for comments to the chief executive officer, the compensation committee’s independent compensation consultants and, at times, outside legal counsel. Typically, the chief executive officer is invited to attend compensation committee meetings; however, neither the chief executive officer nor any other officers of the Company attend executive sessions held by the compensation committee. The independent compensation consultant typically attends the entire committee meeting, including most executive sessions. The attendance of the chief executive officer and certain other officers, principally the executive leader of human resources, allows the compensation committee to make inquiries into matters for which it is responsible and assists the committee in making informed decisions. The actions of the compensation committee are recorded in the minutes of the meeting and resolutions document all formal actions taken by the committee. The committee chairman reports to the board as appropriate regarding the committee’s actions and recommendations.
Role of Executive Management in Determining Executive Compensation
Our compensation committee works with our management team in reviewing compensation matters, as more fully described above and in the section entitled “Compensation Discussion and Analysis” on page 23.

Annual Process for Determining Compensation of Executive Officers
As more fully described in “Compensation Discussion and Analysis” on page 23, our compensation committee, together with the independent compensation consultants engaged by the committee, conducts an annual review of our overall compensation program for executive officers and directors. With respect to executive officer compensation, our compensation committee reviews, among other items, each of the key components of compensation — base salary, short- and long-term incentives and perquisites, both within Contura and as compared to peer data to determine whether each of these components is in line with our compensation philosophy and the Company’s related goals and objectives. Upon the recommendation of our chief executive officer with respect to the compensation of each other executive officer, and, following its review of the findings of our independent compensation consultants, our compensation committee then determines the compensation for all executive officers.
Process for Determining Non-Employee Director Compensation
Our compensation committee reviews, and makes recommendations to the board regarding, non-employee directors’ compensation and benefits, including cash, equity-based awards and other compensation. In determining non-employee director compensation, our compensation committee seeks advice from the independent compensation consultants who are retained by the committee to, among other functions: (i) conduct a competitive assessment of non-employee director compensation compared to competitive practice, (ii) inform the committee of emerging trends in director pay practices, and (iii) assess the amount of compensation that is adequate to compensate our directors for their time and effort with respect to board obligations. If, after the annual review of non-employee director compensation by our compensation committee, the committee determines that any changes should be made to such program, it will recommend them to our board for approval.
For details regarding 2018 non-employee director compensation, see the section entitled “Director Compensation” on page 18.
Independent Compensation Consultants
The compensation committee has the authority to directly engage the services of outside advisors and, the compensation committee has retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) since May 2018 to assist the compensation committee with its review of the Company’s executive and director compensation programs including, without limitation: (i) reviewing the peer group for benchmarking purposes with respect to compensation and performance, (ii) conducting a competitive assessment of each executive’s total direct compensation (e.g., base salary, annual- and long-term incentives), (iii) developing a trends report regarding executive compensation and keeping the compensation committee apprised of regulatory changes and other developments related to executive compensation, (iv) advising the compensation committee regarding annual- and long-term incentive plan design, (v) performing a competitive assessment of non-employee director compensation, and (vi) assisting with the preparation of proxy disclosures. During 2018, Pearl Meyer was the only compensation consultant that had a role in determining or recommending the amount or form of compensation paid to our executives and non-employee directors.
To maintain independence from management, Pearl Meyer did not provide any services to the Company, other than services provided to the compensation committee. Prior to retaining Pearl Meyer the committee reviewed, and on an annual basis will continue to review, the following with respect to the services provided by Pearl Meyer: (i) whether Pearl Meyer provided other services to Contura, (ii) the amount of fees received from the Company by Pearl Meyer as a percentage of the total revenue of Pearl Meyer, (iii) policies and procedures of Pearl Meyer that are designed to prevent conflicts of interest, (iv) any business or personal relationships of the consultants or Pearl Meyer with members of the compensation committee or Contura’s executive officers, and (v) any Contura stock owned by the consultants. In each case, the committee has found that Pearl Meyer did not have any such relationships with Contura or own stock in the Company.
Pearl Meyer reported directly to the compensation committee and, with the consent of the committee, coordinated and gathered information from members of management and human resources personnel with which to advise the committee. The work of Pearl Meyer for the committee did not present any conflicts of interest that required the committee’s consideration.
For more information regarding our compensation committee’s processes for determining executive officer compensation and the role of our independent compensation consultants in executive compensation matters, see “Compensation Discussion and Analysis” on page 23.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee has five members: Messrs. Ferrara, Geiger, Lushefski, Orlando and Ward, with Mr. Orlando serving as chairman. Our board has determined that all members of the nominating and corporate governance committee are independent within the meaning of the NYSE rules.
The nominating and corporate governance committee assists the board in identifying individuals qualified to become board members and executive officers and selecting, and recommending that the board select, director nominees for election to our board and its committees. Our nominating and corporate governance committee is also generally responsible for:

•	Developing and recommending governance policies and procedures for our board and monitoring compliance with our Corporate Governance Guidelines;

•	Considering questions of independence and possible conflicts of interest that may affect directors;

•	Leading our board in its annual performance review;

•	Making recommendations regarding the purpose, structure and operations of each of our board committees;

•	Overseeing and approving a management continuity planning process; and

•	Considering and recommending whether the board should accept any director resignations.
Committee Meetings
The nominating and corporate governance committee meets at scheduled times during the year, typically prior to quarterly board meetings. However, other scheduled meetings may be conducted in person or telephonically, depending on the work tasks of the committee. The agendas for meetings are initially prepared by the chief legal officer in consultation with the committee’s chairman, and also provided for comments to the chief executive officer, the chairman of the board and, at times, outside legal counsel. Typically, the chief executive officer is invited to attend committee meetings; however, neither the chief executive officer nor any other officers of the Company attend executive sessions held by the committee. The attendance of the chief executive officer and certain other officers allows the committee to make inquiries into matters for which it is responsible and assists the committee in making informed decisions. The actions of the nominating and corporate governance committee are recorded in the minutes of the meeting and resolutions document all formal actions taken by the committee. The committee chairman reports to the board as appropriate regarding the committee’s actions and recommendations.
Director Nomination Procedures
Pursuant to our Corporate Governance Guidelines and the committee’s charter, our nominating and corporate governance committee reviews the qualifications of proposed director nominees to serve on our board and recommends nominees to our board. Our board is ultimately responsible for proposing a slate of nominees to the stockholders for election to the board, using information provided by the committee.
Our chief executive officer, members of our nominating and corporate governance committee, and other members of our board are sources for the identification of prospective director nominees. Our nominating and corporate governance committee also has authority to retain third-party search firms to identify director candidates. The committee may consider proposed nominees that are identified by stockholders in the manner prescribed by our bylaws (as described below).
Stockholder Director Nominations
Sections 2.10(a) and 2.10(b) of our bylaws describe the process by which stockholders of the Company may submit director nominations at an annual or special meeting of stockholders, respectively, at which directors are to be elected. The procedures for a stockholder to nominate a director at an annual meeting of stockholders include the following:

•
The stockholder must have given timely written notice, in proper form, to the corporate secretary of the Company including, without limitation, the stockholder’s name and address and information regarding the stockholder’s ownership of Contura securities. The deadlines for providing notice to the Company of a proposed director nomination at our next annual meeting are set forth in our bylaws and summarized in “Stockholder Proposals for the 2020 Annual Meeting” on page 39.

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The notice provided to the corporate secretary of the Company must include all information relating to a director nominee that would be required to be disclosed in a proxy statement or other filing pursuant to Regulation 14A of the Exchange Act, including the nominee’s written consent to being named in the proxy statement as a director nominee and to serving as a director if elected.

•
The notice provided to the corporate secretary of the Company must include a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Company including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Company.

•
The notice provided to the corporate secretary of the Company must include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the name and address of the stockholder (as they appear on the Corporation’s books) and the beneficial owner, for each class or series, the number of shares of capital stock of the Company that are held of record or are beneficially owned by the stockholder and by the beneficial owner, and a representation that the stockholder is a holder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to bring the nomination or other business before the meeting.

•
Contura may also require that any proposed director nominee furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

The foregoing summary of our stockholder director nomination procedures is not complete and is qualified in its entirety by reference to the full text of our bylaws that has been publicly filed with the SEC and is available at no cost at www.sec.gov.
Director and Board Qualifications
We believe that our board members should have the highest professional and personal ethics and values. Candidates should bring integrity, insight, energy, and analytical skills to board deliberations. We recognize that the strength and effectiveness of the board reflects the balance, experience, and diversity of the individual directors, their commitment and, importantly, the ability of directors to work effectively as a group in carrying out their responsibilities. We seek board candidates who are:

•	Respected within the industry and our markets;

•	Proven leaders in the communities in which we do business;

•	Experienced managers;

•	Visionaries for the future of our business;

•	Able to effectively handle crises and minimize risk;

•	Dedicated to sound corporate governance;

•	Diverse in geographic origin, gender, ethnic background, and professional experience; and

•	Collegial.
We seek candidates who demonstrate an understanding of our short- and long-term goals and objectives and a commitment to enhancing stockholder value. Toward this goal, we believe that our directors should have experience with certain matters, including:

•	Senior leadership or operating experience;

•	Public company risk management;

•	Accounting and finance (including expertise that could qualify at least one director as an “audit committee financial expert”);

•	Public company board service;

•	Regulatory knowledge/expertise and familiarity with the natural resources industry;

•	Safety, health and environmental issues;

•	International markets;

•	Business development/M&A experience and experience formulating corporate strategy;

•	Risk management;

•	Communications;

•	Information Technology;

•	Government relations; and

•	Compensation/human resources issues.
Non-management director candidates should generally be free from any relationship with management or Contura that could create a conflict of interest or compromise their independent judgment. The committee will also consider the length of an existing director’s service on the board and the extent to which a particular director would fill a present or anticipated future need on the board.
Our Corporate Governance Guidelines and the charter of the nominating and corporate governance committee state that the board, in identifying director candidates, will take into account all factors it considers appropriate to assure a strong board, which may include, among other things, diversity in geographic origin, gender, ethnic background and professional experience. Consistent with these documents, the board seeks nominees with distinct professional backgrounds, experience and perspectives so that the board as a whole has the range of skills and viewpoints necessary to fulfill its responsibilities. As part of our annual board self-evaluation process, the board evaluates whether or not the board as a whole has the appropriate mix of skills, experience, backgrounds and diversity in relation to the needs of the Company for the current issues facing the Company.
Our nominating and corporate governance committee periodically reviews with our board of directors and each committee the requisite skills and characteristics of individual directors as well as the composition of our board as a whole. From time to time, we may seek to enhance our board of directors with one or more members who possess a specific area of experience or expertise.
Once our nominating and corporate governance committee has identified a prospective nominee, the committee evaluates the prospective nominee against the standards and qualifications set forth above, as well as any other criteria the committee may consider appropriate.
While our nominating and corporate governance committee has no fixed process for evaluating proposed nominees, the members of the committee generally will review the resume of a proposed nominee and consult the proposed nominee’s personal references. Our nominating and corporate governance committee will also personally interview (and, as appropriate, suggest that other members of our board interview) the proposed nominee, if the committee considers the proposed nominee suitable for consideration. After completing this evaluation, our nominating and corporate governance committee makes a recommendation to the full board as to the persons who should be nominated by our board, and the board determines the nominees after considering the recommendation and report of the committee.
Safety, Health and Environmental Committee
Our safety, health and environmental committee currently has five members: Messrs. Crutchfield, Geiger, Stetson, Tepner and Ward, with Mr. Geiger serving as chairman. Although not required by law, under the committee’s charter, a majority of its members must satisfy the independence standards of the NYSE.
The safety, health and environmental committee provides oversight of the Company’s performance in relation to safety, occupational health and environmental issues, including: (i) reviewing appropriate objectives and policies for the Company relative to the protection of the safety and health of employees, contractors, customers, the public and the environment; (ii) overseeing the Company’s monitoring and enforcement of these policies and related procedures and practices and, in connection with such oversight, assessing reports and other information provided by Company management and such external resources as the committee deems appropriate, (iii) overseeing the Company’s policies and procedures for identifying, assessing, monitoring and managing the principal risks in the Company’s business associated with safety and occupational health and the protection of the environment and, in connection with such oversight, assessing reports and other information provided by Company management and such external resources as the committee deems appropriate; (iv) discussing with management annually the scope, plans, and resources for conducting audits of the Company’s safety, health and environmental practices and performance and, at least annually, reviewing significant results of these audits; (v) reviewing the Company’s response to significant safety, health and environmental-related public policy, legislative, regulatory, political and social issues and trends that may affect the business operations, financial performance, or public image of the Company or the industry; and (vi) performing such other duties as assigned to it from time to time by the board.
Committee Meetings
The safety, health and environmental committee meets at scheduled times during the year, typically prior to quarterly board meetings. However, other scheduled meetings may be conducted in person or telephonically, depending on the work tasks of the committee. The agendas for meetings are initially prepared by the chief legal officer in consultation with the committee’s chairman, and also provided for comments to the chief executive officer, the chairman of the board and, at times, outside legal counsel. Typically, the chief executive officer and the executive heads of the safety and environmental departments, among others, are invited to attend committee meetings; however, neither the chief executive officer nor any other officers of the Company attend executive sessions held by the committee. The attendance of the chief executive officer and certain other officers allows the committee to make inquiries into matters for which it is responsible and assists the committee in making informed decisions. The actions of the safety, health and environmental committee are recorded in the minutes of the meeting and resolutions document all formal actions taken by the committee. The committee chairman reports to the board as appropriate regarding the committee’s actions and recommendations.
DIRECTOR COMPENSATION
2018 Director Compensation
Pursuant to our Amended and Restated Non-Employee Director Compensation Policy (the “Director Policy”), we currently provide annual compensation to our non-employee directors based on an annual May 1st through April 30th compensation period (each period, a “Compensation Year”). For the Compensation Year that commenced on May 1, 2017, each non-employee director received an annual equity award with a grant date fair market value of $75,000 granted in the form of restricted stock units (“RSUs”) and an annual cash retainer of $75,000. For the Compensation Year that commenced on May 1, 2018 (the “2018 Compensation Year”), each non-employee director received an annual equity award with a grant date fair market value of $100,000 granted in the form of RSUs and an annual cash retainer of $75,000. Annual cash retainers are paid in quarterly installments in arrears, and are prorated for any partial quarter of service. Non-employee directors generally have the opportunity to elect to receive RSUs in lieu of the annual cash retainer. For the 2018 Compensation Year, Messrs. Geiger and Ward elected to receive RSUs in lieu of their annual cash retainer.
In addition to the annual retainer, for each Compensation Year non-employee directors are entitled to receive meeting fees and additional cash retainers in connection with service as a chair or member of a committee of our board. The following chart summarizes the additional cash retainers to which non-employee directors may be entitled.

Position	Annual Fee ($)
Non-Employee Chairman of the Board	75,000
Lead Independent Director if Employee Director is Chairman of the Board	20,000
Audit Committee Chair	30,000
Compensation Committee Chair	20,000
Safety, Health and Environmental Committee Chair	15,000
Nominating and Corporate Governance Committee Chair	12,000
Non-employee directors earn a committee retainer of $5,000 per Compensation Year for each committee on which the director serves in a non-chair capacity. Non-employee directors are also eligible to earn a meeting fee of $2,000 for each board meeting attended and a fee of $500 for each committee meeting attended, in each case, beginning with the fifth such meeting attended during the applicable Compensation Year.
Non-employee directors’ annual equity awards are currently granted in the form of RSUs. These awards are granted pursuant to RSU agreements that generally provide for vesting on the day immediately preceding the first anniversary of the grant date. The awards accelerate and vest in connection with a change in control of our company or if the director ceases to serve as a member of our board as a result of permanent disability or death. Annual RSU grants are made at the beginning of each Compensation Year, and if a director is appointed to the board during a Compensation Year, the compensation committee has discretion to determine whether such director will be eligible to receive a full or prorated annual RSU retainer or a special grant of RSUs.
Additionally, we reimburse directors for travel expenses incurred in connection with attending board, committee and stockholder meetings and for other business-related expenses in accordance with our reimbursement policies, as they may be amended from time to time.
Annual equity awards for the 2018 Compensation Year were made on May 1, 2018 for the non-employee directors then serving in such capacity. The new non-employee directors who were appointed in November 2018 in connection with our merger with Alpha Natural Resources, Inc. (the “Alpha Merger”) were granted a pro-rated annual equity award for the 2018 Compensation Year and received a pro-rated portion of the quarterly cash retainer for their initial quarter of service.
Our chief executive officer, who is our only employee director, did not receive any additional compensation in connection with his service on our board. The compensation paid to our chief executive officer is reported in the Summary Compensation Table and the other tables below beginning with “Executive Compensation—2018 Summary Compensation Table”.
Director Stock Ownership Guidelines
To align our non-employee directors’ and executive officers’ interests with those of our stockholders, the board adopted stock ownership guidelines applicable to Contura’s non-employee directors and executive officers effective May 31, 2017 (the “Ownership Guidelines”). Generally, non-employee directors must accumulate and maintain equity ownership in Contura within five years of becoming a director with a value of no less than five times their cash annual retainer. In determining if a director has satisfied the Ownership Guidelines, all stock and equity interests beneficially owned by the director, or to which the director is otherwise entitled, are taken into consideration, including, without limitation, any unvested equity grants. For purposes of the Ownership Guidelines, equity ownership is measured following the end of each fiscal year of the Company, based on the average daily stock price of our common stock during the December of such fiscal year. The nominating and corporate governance committee is responsible for the administration and interpretation of the Ownership Guidelines. For a description of the Ownership Guidelines applicable to executive officers, see “Compensation Discussion and Analysis” on page 23.
No Hedging/Pledging Policies
The Company has adopted an insider securities trading policy that prohibits directors, officers and certain other employees from engaging in hedging transactions involving Company securities such as short selling, buying or selling publicly traded options (including puts and calls), zero-cost collar, and forward sales contracts. The policy also prohibits the holding by these persons of Contura securities in a margin account or pledging Contura securities as collateral for a loan.

2018 Director Compensation Table
The following table sets forth information concerning the compensation to our non-employee directors in respect of the fiscal year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Albert E. Ferrara, Jr.	132,750	99,989	232,739
Anthony J. Orlando	126,250	99,989	226,239
Daniel J. Geiger(3)	15,000	82,800	97,800
David J. Stetson(3)	21,798	47,325	69,123
Johnathan Segal(4)	—	—	—
Harvey L. Tepner(3)	46,798	47,325	94,123
John E. Lushefski(3)	31,798	47,325	79,123
Michael J. Ward	51,000	174,964	225,964
Neale X. Trangucci	189,750	99,989	289,739
_______________

(1)
Reflects the annual cash retainer and any meeting fees and additional cash retainers paid in connection with service as a chair or member of a committee of our board, in each case for service during our fiscal year ended December 31, 2018.

(2)
The values in this column are based on the aggregate grant date fair values of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification, (“ASC”) Topic 718, “Compensation—Stock Compensation” (“FASB ASC Topic 718”). The values set forth in this column relate to the following: (i) 1,539 RSUs granted on May 1, 2018, to each of Messrs. Ferrara Jr., Orlando, Ward and Trangucci, in connection with their annual equity awards for the 2018 Compensation Year (each with a grant date fair value of $64.97/share); (ii) 1,154 RSUs granted to Mr. Ward on May 1, 2018, which he elected to receive in lieu of his annual cash retainer for the 2018 Compensation Year (with a grant date fair value of $64.97/share), (iii) 631 RSUs granted on November 12, 2018, to each of Messrs. Geiger, Lushefski, Stetson and Tepner, which reflected a pro-rata portion of their annual equity award for the 2018 Compensation Year (each with a grant date fair value of $75.00/share), and (iv) 473 RSUs granted to Mr. Geiger on November 12, 2018, which he elected to receive in lieu of a pro-rata portion of his annual cash retainer for the 2018 Compensation Year (with a grant date fair value of $75.00/share). The RSUs in the prior sentence reflect all outstanding RSUs held by our non-employee directors as of December 31, 2018.

(3)	Messrs. Geiger, Lushefski, Stetson and Tepner were appointed to the board on November 12, 2018 in connection with the closing of the Alpha Merger.

(4)
Mr. Segal resigned from the board on February 13, 2018. All compensation paid to Mr. Segal in his capacity as a director of the company was paid to Highbridge Capital Management, LLC, Mr. Segal’s employer, pursuant to an agreement between the Company and Mr. Segal.

DIRECTOR RESIGNATION POLICY
Pursuant to the Company’s Corporate Governance Guidelines, our management directors (currently only Mr. Crutchfield) are required to offer to resign from our board upon their resignation, removal or retirement as an officer of the Company, which resignation may be accepted by our board in its sole discretion. Our non-employee directors must inform, and offer his or her resignation to, the chair of the nominating and corporate governance committee, the chairman of the board and the CEO (if a different person from the chairman of the board) in the event of (i) any principal occupation or business association change, including retirement, or (ii) any change in circumstances which may cause him or her not to qualify as an independent member of our board under the rules of the NYSE or other applicable regulatory requirements. The nominating and corporate governance committee, with the advice and aid of the forgoing individuals, may make a recommendation to our board, which will then determine whether to accept or reject such offer of resignation.

COMMUNICATING WITH THE BOARD OF DIRECTORS
Stockholders and other interested parties may contact an individual director or the board of directors as a whole by writing to one of the following addresses:

Via Overnight Courier	Via U.S. Mail
Board of Directors Attn: Mark M. Manno, Corporate Secretary Contura Energy, Inc. 340 Martin Luther King, Jr. Blvd. Bristol, Tennessee 37620	Board of Directors Attn: Mark M. Manno, Corporate Secretary Contura Energy, Inc. P.O. Box 848 Bristol, Tennessee 37621
Stockholders and other interested parties should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Communications from stockholders and other interested parties will be promptly forwarded by the corporate secretary of Contura to the specified director addressee. Communications addressed to the full board of directors or the group of non-management directors will be forwarded by the corporate secretary of Contura to the chairman of the board of directors or the lead independent director, if any, as appropriate. Communications received through this method of delivery that do not indicate a specific recipient will be sent to the full board of directors. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the chairman of the audit committee and are handled in accordance with procedures established by the audit committee.
BOARD COMMITTEE REPORTS
AUDIT COMMITTEE REPORT
The audit committee of the Company’s board of directors is currently composed of five non-employee, independent directors and operates under a written charter adopted by the board of directors. The committee charter is available on the Company’s web site, www.conturaenergy.com.
The Company’s management is responsible for the Company’s financial reporting processes, including the system of internal controls. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and for issuing an opinion on the conformity of those financial statements with United States generally accepted accounting principles. The independent registered public accounting firm is also responsible for performing an audit of the effectiveness of internal controls over financial reporting and expressing an opinion on internal control over financial reporting. The audit committee oversees the Company’s financial reporting processes on behalf of the board of directors.
In this context, the audit committee has met and held discussions with management, the Company’s internal auditors and the independent registered public accounting firm. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with United States generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The audit committee has also discussed internal control over financial reporting with management and the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm matters required to be discussed by Auditing Standard No. 16 (codified as Auditing Standard No. 1301), Communications with Audit Committees, issued by the Public Company Accounting Oversight Board, regarding the independent accountant’s communications with the audit committee concerning independence, the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.
In addition, the audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Accounting Oversight Board and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the firm is independent, the audit committee considered, among other factors, whether any non-audit services provided by the firm were compatible with its independence.

The audit committee discussed with the Company’s independent registered public accounting firm and the Company’s internal auditors the overall scope and plans for their respective audits. The audit committee meets with the independent registered public accounting firm at least quarterly, with and without management present, to discuss the results of their audit, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC. The audit committee approved, and the board of directors ratified, the selection of the Company’s independent registered public accounting firm.

Albert E. Ferrara, Jr., Chairman
John E. Lushefski
Anthony Orlando
Harvey L. Tepner
Neale X. Trangucci
COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on its review and discussion with management, the compensation committee recommended to the board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Harvey L. Tepner, Chairman
Albert E. Ferrara, Jr.
John E. Lushefski
Anthony J. Orlando
Neale X. Trangucci

EXECUTIVE COMPENSATION
References in this “Executive Compensation” section to “we,” “us,” “our” and other similar terms refer to Contura Energy, Inc. and its consolidated subsidiaries, as the context requires.
COMPENSATION DISCUSSION AND ANALYSIS
Compensation of our named executive officers (“NEOs”) is determined under our compensation program for executive officers. This program is overseen by the compensation committee, which determines the compensation of our executive officers. Before we became a public company, our chief executive officer’s compensation was approved by the board following a recommendation by our compensation committee.
The following discussion relates to the compensation of our NEOs whose compensation is disclosed in the tables that follow, as well as the overall principles underlying our executive compensation policies as we moved towards becoming a public company. Our NEOs for the fiscal year ended December 31, 2018 are:

•	Kevin S. Crutchfield, Chief Executive Officer (“CEO”),

•	Charles Andrew Eidson, Executive Vice President (“EVP”) and Chief Financial Officer,

•	Mark M. Manno, EVP, Chief Administrative and Legal Officer and Secretary,

•	Kevin L. Stanley, EVP and Chief Commercial Officer, and

•	J. Scott Kreutzer, EVP and Chief Operating Officer.
2018 Business Highlights and Impacts on Compensation
We are providing information regarding our business performance and the impact of business performance upon the compensation actually realized by our NEOs in order to enable our stockholders to better understand our executive compensation programs, the key business factors that affect its design and the payments ultimately made under the programs.
In 2018, we performed well, highlighted by the following significant achievements:

•	We completed a merger with Alpha Natural Resources Holdings, Inc. and ANR, Inc., creating the largest metallurgical coal supplier in the U.S.

•	We became a New York Stock Exchange-listed company.

•	We successfully refinanced the Company’s and the Alpha entities’ term loans with a new 7-year, $550 million term loan credit facility.

•	We achieved solid operating performance.

•	We expanded the Company’s asset-backed revolving credit facility from $125 million to $225 million.

•	We continued to build the Company’s trading and logistics business.
Compensation Executive Summary
Our executive compensation programs are designed to attract, retain and reward executives who create long-term stockholder value, share our mission, and perform in a manner that enables the Company to achieve its strategic goals. Our compensation programs accomplish this by providing a market-based total compensation program tied to financial and operating performance and the interests of our stockholders. Our compensation programs reflect, reinforce and communicate our commitment to operate safely, responsibly and ethically, and continually strive to improve and deliver quality in everything we do.

•
Our executive compensation programs are administered by our compensation committee, which is appointed by our board. The compensation committee has the responsibility to review and approve executive and director compensation and ensure that our programs align with the policies and philosophies of the Company. Before we became a public company, our CEO’s compensation was approved by the board following a recommendation by our compensation committee.

•
Variable compensation, both short- and long-term, comprises the majority of the compensation opportunities for our executive team. Long-term compensation opportunity is emphasized over short-term opportunity to encourage executive retention and to align our executives’ interests with long-term results.

•
The Contura Energy, Inc. Annual Incentive Bonus Plan (described in “Executive Compensation Process” below) measures both financial and operational performance goals, with an emphasis on financial measures. All executives have identical goals, consistent with our belief in the importance of teamwork among our leadership team. Pay for performance is emphasized through a plan design that includes a threshold performance level, with significant upside should performance significantly exceed expectations, and by establishing maximum incentive payouts (caps).

•
Long-term incentives are the most important component of our total reward program. The opportunity for executives to earn equity awards, over time, aligns our executive team with the interests of our stockholders. The long-term compensation design is based on a portfolio approach, which, prior to 2019, consisted of vested stock options and vested shares of our common stock with one-year sale restrictions and stock options, restricted stock and RSUs subject to three-year time-based vesting schedules. In 2019, to more closely align our executives’ payments to shareholder returns, we introduced into our long-term incentive program grants of performance-based restricted stock units (“PSUs”) with three-year cliff-vesting based on the achievement of company performance metrics over a three-year performance period.

•
Executive benefits and perquisites reflect the culture of our company. We may employ special arrangements (such as the Contura Energy, Inc. Deferred Compensation Plan described in “Executive Compensation-Potential Payments on Termination and Change in Control” below) when existing tax-qualified retirement plans are subject to limitations on benefits under the Internal Revenue Code or when significant competitive gaps exist in comparison to our industry peers. We utilize limited perquisites to enable us to attract and retain executive talent and further our business goals.

•	We believe our executives should own stock in the Company, and our executive compensation program requires executive stock ownership.

•	Our severance and change in control policies generally include a double trigger payout approach and do not employ tax gross-ups (in the case of a change in control or otherwise).
Executive Compensation Process
Compensation Committee’s Role in Determining Executive Compensation
The compensation committee is responsible for ensuring that the Company’s executive compensation policies and programs reflect the short-term and long-term interests of the Company’s stockholders and are competitive in the markets in which the Company competes for talent. The compensation committee reviews and approves the design of the compensation program, compensation levels, and benefit programs for the NEOs and other members of the Company’s Management Committee. When appropriate, the compensation committee consults with other board committees, such as the safety, health and environmental committee to determine appropriate performance targets that relate to the Company’s non-financial achievements. Before we became a public company, our CEO’s compensation was approved by the board following a recommendation by our compensation committee.
The compensation committee is committed to ensuring that our compensation and benefit programs are aligned with our values and business strategy by reviewing and analyzing the competitiveness of our executive compensation programs and our performance. Each key component of compensation (base salary, short-term incentives and long-term incentives) is reviewed for both internal equity and, when appropriate comparisons are available, for external competitiveness based on industry peers and published survey data.
The compensation committee also takes into account external market conditions, such as competition for executives for a particular position, and position-specific factors when approving the total compensation for each NEO. The position-specific factors influencing the compensation levels include largely qualitative factors such as experience, tenure, job performance, contributions to our financial results, scope of responsibilities, and complexity of the position.

Role of Management and CEO in Determining Executive Compensation
As part of our process for establishing executive compensation, our CEO, the executive leader of administration and the human resources department provide information and recommendations to the compensation committee and compensation consultants regarding compensation program design and appropriate performance metrics. Our CEO reviews the performance of our other NEOs with the compensation committee and makes recommendations to the committee regarding compensation levels and awards for our other NEOs. With respect to our CEO’s compensation, prior to our becoming a public company, the compensation committee recommended his compensation to the board following a review of market data provided by our compensation consultant and the performance of our CEO.
Compensation Consultants
In December 2016, the compensation committee retained The POE Group, Inc. (the “POE Group”) to assist the compensation committee with its review of Contura’s executive and director compensation programs including, without limitation: (i) reviewing the competitive pay practices for benchmarking purposes with respect to compensation and performance, (ii) conducting a competitive assessment of each executive’s total direct compensation (e.g., base salary, annual and long-term incentives), (iii) developing a trends report regarding executive compensation and keeping the compensation committee apprised of regulatory changes and other developments related to executive compensation, (iv) advising the compensation committee regarding annual and long-term incentive plan design, (v) performing a competitive assessment of non-employee director compensation and (vi) assisting with risk assessments in connection with Contura’s compensation programs. The independent compensation consultants reported directly to the compensation committee and, with the consent of the committee, coordinated and gathered information with which to advise the committee from members of management and human resources personnel.
To maintain the consultants’ independence from management, POE Group did not provide any services to Contura, including to members of management, other than services provided to the compensation committee, and, prior to retaining POE Group, the committee conducted a review to confirm that neither POE Group nor POE Group consultants had any relationships with us or owned stock in the Company. The work of POE Group for the committee did not present any conflicts of interest that required the committee’s consideration. The work of POE Group for the compensation committee ended in December 2017.
In May 2018, the compensation committee retained Pearl Meyer, a nationally recognized public company compensation advisor, to advise it on executive compensation matters going forward. The services performed by Pearl Meyer in 2018 are described under “Board Committees - Independent Compensation Consultants” on page 14. Pearl Meyer reports directly to the compensation committee and, with the consent of the compensation committee, coordinates and gathers from members of management and human resources personnel information with which to advise the compensation committee.
Ultimately, decisions about the amount and form of executive compensation are made by the compensation committee alone and may reflect factors and considerations other than the information and advice provided by our compensation consultants or management.
Competitive Analysis in 2018
During early 2018, based upon information previously provided to the compensation committee by its former consultant, POE Group, the committee reviewed the compensation of executive officers at other public companies of similar size and character to better understand how our executive compensation program compares to our peers with whom we compete for talent.
The benchmark companies considered in this review were in the mining, metals and energy industries and had revenues and market capitalizations that approximated ours. These companies were: AK Steel Holding Corporation, Allegheny Technologies Inc., Arch Coal Inc., Cliffs Natural Resources Inc., Comstock Resources, Inc., CONSOL Energy Inc., Delek US Holdings, Inc., Denbury Resources Inc., EP Energy Corporation, Kaiser Aluminum Corporation, Kinross Gold Corporation, Materion Corporation, Peabody Energy Corporation, Sanchez Energy Corporation, SM Energy Company, SunCoke Energy, Inc. and Westmoreland Coal Company.
Through this analysis, the primary executive pay components of base salary, short-term incentive, long-term incentive (principally equity) and total direct compensation at the benchmark companies were compared to our existing and planned compensation structure for the executive officers. No changes in executive compensation resulted from this review.

Peer Group
In mid-2018, following the compensation committee’s retention of Pearl Meyer and in anticipation of the possibility that the Company may become publicly traded, and contingent upon completion of the Alpha Merger, the committee approved a public company peer group to be used to assist us in making compensation decisions going forward. The compensation committee, Pearl Meyer and management worked together to select our peer group. These companies were chosen from a group of public companies in the mining, metals and energy industries, taking into account market capitalization and revenues. Our public company peer group approved by the compensation committee consisted of the following companies:

Arch Coal Inc.	Compass Minerals International Inc.	Suncoke Energy, Inc.
Carpenter Technology Corp.	CONSOL Energy Inc.	Timkensteel Corp.
Cleveland-Cliffs Inc.	Denbury Resources Inc.	Tronox Ltd.
Cloud Peak Energy Inc.	Peabody Energy Corp.	Warrior Met Coal, Inc.
Commercial Metals Co.	Schnitzer Steel Industries Inc.	Worthington Industries Inc.
Southwestern Energy Co.
Stock Ownership Guidelines
On May 31, 2017, our compensation committee approved the Ownership Guidelines for our executive officers and non-employee directors. We believe it is important for our executive officers, including our NEOs, and directors to be owners in the Company to ensure the alignment of their goals with the interests of our stockholders. Executive officers are required to hold the equivalent of three times their base salary in our common stock, except in the case of our CEO, who is required to hold five times his base salary in our common stock. Shares received from awards grants under the LTIP count toward these requirements, but shares received from awards granted under the MIP do not. Each executive officer and director has a transition period of five years to meet the requirements set forth in the Ownership Guidelines.
2018 Primary Elements of Compensation
The 2018 compensation program for our NEOs consisted of a number of elements that support our performance and retention objectives. The compensation earned under certain components may vary significantly based on company performance. The following chart summarizes the main components of our 2018 executive compensation program and the primary objective of each.

Compensation Element	Description	Form	Objective
Base salary	Fixed based on level of responsibility, experience, tenure and qualifications	Cash	Support talent attraction and retention

Annual Incentive Bonus	Variable based on the achievement of annual financial, safety and environmental metrics	Cash	Link pay and performance Drive the achievement of short-term business objectives

Long-Term Incentive Awards	Variable based on the achievement of longer-term goals and stockholder value creation	RSUs that vest ratably over a three-year period	Support talent attraction and retention Link pay and performance Drive the achievement of longer-term business objectives Align NEO and stockholder interests

Other Compensation and Benefits Programs	Employee health, welfare and retirement benefits and deferred compensation	Group medical benefits Life and disability insurance 401(k) plan participation Deferred compensation plan	Support talent attraction and retention Provide for tax-efficient retirement savings Provide for supplemental retirement benefits

Pay Mix
As illustrated in the chart below, approximately 77% of our CEO’s and 70% of our other NEOs’ 2018 target total direct compensation is “at risk,” with most of the compensation subject to the achievement of short- and long-term financial or operational performance objectives. The compensation breakdown shown in the chart below reflects annualized target compensation for 2018. We believe that this balance of fixed and variable compensation is consistent with our executive compensation philosophy and maintains a strong link between the NEOs’ compensation and company performance, motivating executives to deliver strong business performance and, importantly, to create stockholder value.

2018 Target Total Direct Compensation Mix
100%
80%
60%
40%
20%
0%
Long-Term Incentive Awards 49%
Cash Incentive Bonus 28%
Base Salary 23%
77% "At Risk"
Long-Term Incentive Awards 43%
Cash Incentive Bonus 27%
Base Salary 30%
70% "At Risk"
CEO
Other NEOs Average

Base Salary
Base salary is the fixed element of each NEOs annual cash compensation, and the foundation upon which other primary elements of compensation are based. The compensation committee awards competitive salaries in order to assist in attracting and retaining each NEO. Base salaries are reviewed by the compensation committee annually and determined with reference to the median salaries for similarly-situated executives and also each NEOs position-specific skills, tenure, experience, responsibility and performance. None of our NEOs received an increase in base salary from 2017 to 2018, except for Mr. Kreutzer whose base salary increased from $296,846 in 2017 to $400,000 in 2018 upon his promotion to the Company’s Management Committee.

For 2018, the annual base salaries of our NEOs were as follows:

Name	2018 Base Salary ($)
Kevin S. Crutchfield	1,045,000
Charles Andrew Eidson	500,000
Mark M. Manno	500,000
Kevin L. Stanley	400,000
J. Scott Kreutzer	400,000
2018 Annual Bonuses
The Contura Energy, Inc. Annual Incentive Bonus Plan (the “Bonus Plan” or “CIB”) provides annual cash incentives to our executive officers and other key employees to reward performance, as measured against fundamental company financial and operational goals.
Performance Metrics
In establishing 2018 performance goals, the compensation committee considered the economic environment and challenges to be faced during the fiscal year. The compensation committee designed the performance goals to ensure that performance significantly in excess of the target performance goals would be rewarded with above target payout levels, up to the cap established by the compensation committee. In setting the target goals, the compensation committee sought to establish challenging but attainable goals that would motivate and reward the NEOs for strong performance without encouraging excessive risk taking.
For 2018, the compensation committee approved a mix of performance measures based on financial metrics and operational metrics, as shown in the table below. Additional information regarding the performance metrics are included in the footnotes to the table below.
The compensation committee approved the following metrics, the respective weighting of each metric and the performance thresholds for the executives’ 2018 annual bonuses under the Bonus Plan. The metrics were intended to align annual incentive compensation for 2018 with the goals and objectives set forth in the Company’s business plan, specifically a focus on safety, environmental compliance and financial performance, especially with respect to costs. If the threshold level of performance for any of our metrics is not achieved, the resulting payout as a percentage of target is 0%, and no payouts are made under the metric.
The table below sets forth the performance metrics and their respective weightings and thresholds as well as the performance under each metric:

	2018 Metric Goals				2018 Performance
Performance Metric	Weighting	Threshold Payout (50%)	Target Payout (100%)	Maximum Payout (200%)	Performance	Payout as % of Target	Aggregate Target Bonus % Earned
EBITDA(1)	30.00%	$202.16M	$224.62M	$247.09M	$327.06M	200.00%	60.000%
Cost of Coal Sales per Ton Sold – CAPP(2)	15.00%	$76.36	$72.36	$68.36	$74.34	75.25%	11.287%
Cost of Coal Sales per Ton Sold - NAPP(2)	10.00%	$34.14	$32.14	$30.14	$39.15	0.00%	0.000%
SG&A Expense(3)	15.00%	$38.00M	$35.96M	$32.50M	$32.80M	191.33%	28.699%
Safety – NFDL(4)	20.00%	3.22	2.93	2.64	2.94	98.28%	19.655%
Environmental Compliance(5)	10.00%	42	32	22	16	200.00%	20.000%
Total	100%						139.641%
_________________

(1)
CIB EBITDA was $327.06 million in 2018 under the formula adopted by the compensation committee and, as a result, 145.6% of the target performance goal was achieved resulting in a payout pursuant to the EBITDA metric of 200% of target. CIB EBITDA was calculated as follows: 2018, Income from Continuing Operations plus Interest Expense, Income Tax Expense, Depreciation, Depletion and Amortization, and Amortization of Acquired Intangibles, less Interest Income and Income Tax Benefit (“EBITDA”), and excluding the following (i) CIB,

RIB, OSEB, and MIP expenses, (ii) Impairment of tangible and intangible assets and related charges, (iii) Gains or Losses associated with Asset Retirement Obligations (ARO), (iv) Costs, Revenues, Gains or Losses associated with board approved future and completed business combinations, capital market transactions, reorganizations and/or restructuring programs (including severance/separation costs), and (v) Extraordinary, unusual, infrequent or non-recurring items not encompassed in the above exclusions, as determined by the board.

(2)
CIB Cost of Coal Sales per Ton Sold was $74.34 for Central Appalachia (“CAPP”) and $39.15 for Northern Appalachia (“NAPP”) in 2018 under the formula adopted by the compensation committee and, as a result, 97% of the target performance goal was achieved for CAPP and 78% for NAPP resulting in a payout pursuant to this metric of 75.25% of target for CAPP and 0% for NAPP. CIB Cost of Coal Sales per Ton Sold was calculated as follows: Weighted Average 2018 Cost of Coal Sales per Ton Sold, excluding the following (i) CIB, RIB, OSEB, MIP and sales related expenses, (ii) Impairment of tangible and intangible assets and related charges, (iii) Gains or Losses associated with Asset Retirement Obligations (ARO) or idled assets, (iv) Costs, Revenues, Gains or Losses associated with board approved future and completed business combinations, reorganizations and/or restructuring programs (including severance/separation costs), (v) Costs, Revenues, Gains or Losses associated with coal purchased from 3rd parties, and (vi) Extraordinary, unusual, infrequent or non-recurring items not encompassed in the above exclusions, as determined by the board.

(3)
CIB SG&A Expense was $32.80M in 2018 under the formula adopted by the compensation committee and, as a result, 109% of the target performance was achieved resulting in a payout pursuant to the SG&A Expense metric of 191.33% of target. SG&A Expense was calculated as follows: 2018 SG&A expense excluding the following (i) CIB, RIB, OSEB, and MIP expenses, (ii) Impairment of tangible and intangible assets and related charges, (iii) Gains or Losses associated with Asset Retirement Obligations (ARO), (iv) Costs, Revenues, Gains or Losses associated with board approved future and completed business combinations, capital market transactions, reorganizations and/or restructuring programs (including severance/separation costs), and (v) Extraordinary, unusual, infrequent or non-recurring items not encompassed in the above exclusions, as determined by the board.

(4)
CIB Non-Fatal Days Lost (“NFDL Rate”) was 2.94 in 2018, meaning that the safety objective was achieved at 99.7% of the target, which resulted in a pay-out under this objective, after interpolation, of 98.28% of target. NFDL Rate is a standard established by the Mine Safety and Health Administration and is widely used by coal companies to judge their safety performance.

(5)
CIB Environmental Compliance, which is measured by the total number of water quality exceedances was 16 in 2018 under the formula adopted by the compensation committee and, as a result, 150% of the target performance goal was achieved resulting in a payout pursuant to this metric of 200% of target.

Targets and Payouts for 2018
The compensation committee aims for the target amount of executives’ bonus opportunities to be at the median of competitors and industry peers. Potential 2018 bonus payouts for our NEOs ranged from 0% to 200% of the target opportunity, based on the achievement of performance metrics.
Payouts under the Bonus Plan are typically made following the completion of the applicable fiscal year, after achievement of performance metrics for the year have been determined. In 2018, because of significant administrative burdens that would have resulted from tracking performance under the plan metrics following the Alpha Merger, the compensation committee approved payouts under the Bonus Plan for 2018 based upon (a) the Company’s actual financial and operational results for the period of 2018 ending October 31, 2018, (b) for the safety and environmental metrics for November and December of 2018, based upon average performance for the same months in the prior two years and (c) for the other metrics for November and December of 2018, based upon 2018 forecasts. These payouts were made on December 21, 2018.
The following table sets forth the payouts earned by each NEO pursuant to the Bonus Plan for 2018. Each NEOs Annual Bonus payment equaled 139.641% of his target bonus amount.

Officer	2018 Base Salary ($)	2018 Annual Target Bonus Opportunity (as a % of base salary)	2018 Target Bonus ($)	2018 Actual Performance as a % of Target Bonus	2018 CIB Bonus ($)
Kevin S. Crutchfield	1,045,000	125%	1,306,250	139.641%	1,824,061
Charles Andrew Eidson	500,000	100%	500,000	139.641%	698,205
Mark M. Manno	500,000	100%	500,000	139.641%	698,205
Kevin L. Stanley	400,000	75%	300,000	139.641%	418,923
J. Scott Kreutzer	400,000	75%	300,000	139.641%	418,923

2018 Merger-Related Transaction Payments
In connection with the closing of the Alpha Merger, the board approved one-time transaction bonus payments to certain executive officers and key employees of the Company to reward the employees’ continued dedication and superior performance toward the successful completion of the Alpha Merger. Our NEOs received transaction payments in the following amounts: Kevin S. Crutchfield, $3.0 million; Charles Andrew Eidson, $1.0 million; Mark M. Manno, $1.0 million; Kevin L. Stanley, $700,000; and J. Scott Kreutzer, $700,000.
Long-Term Incentive Awards
In 2016, when the Company was still private, the Company adopted, and stockholders approved, the MIP, under which grants of RSUs, restricted stock, stock options and vested shares of our common stock were made to our NEOs and other executives, non-employee directors and key employees, which such grants totaled 10% of the Company’s equity at the time of adoption of the MIP, on a fully-diluted basis. No additional awards are expected to be granted under the MIP.
The Company adopted the 2018 LTIP on April 29, 2018, pursuant to which awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other cash- and stock-based awards may be granted to our employees, consultants and non-employee directors. Upon becoming a public company, we introduced a new long-term incentive program under the 2018 LTIP which consists of grants of RSUs and PSUs. In connection with the closing of the Alpha Merger, the compensation committee approved the RSU grants under the 2018 LTIP to certain executive officers, including our NEOs. The RSUs are scheduled to vest in three equal installments on February 9, 2020, 2021 and 2022. The following RSU grants were made to our NEOs: Kevin S. Crutchfield, 30,000 shares; Charles A. Eidson, 9,999 shares; Mark M. Manno, 9,999; Kevin L. Stanley, 6,999 shares; and J. Scott Kreutzer, 6,999 shares.
On February 9, 2019, PSUs were granted pursuant to the 2018 LTIP to certain executive officers, including our NEOs. Such PSUs are scheduled to vest on February 9, 2022, subject to the employee’s continued employment through such date and the satisfaction of performance conditions that are based 75% on the Company’s achievement of relative total shareholder return as compared to the median of its comparator group and 25% on the Company’s achievement of absolute total shareholder return during a three-year performance period. We chose to include PSUs in our mix of equity awards because these awards more closely align our executives’ payments to shareholder returns, and reward superior performance over peer companies, while also retaining a retentive element through time-based vesting requirements. The performance period for awards granted in 2019 will be January 1, 2019 through December 31, 2021. Any vested PSUs will be paid following February 9, 2022 in the form of shares of our common stock, with potential payouts ranging from 0% to 200% of target levels. The following number of target PSUs were granted to our NEOs on February 9, 2019: Kevin S. Crutchfield, 31,319 shares; Charles A. Eidson, 7,829 shares; Mark M. Manno, 7,829; Kevin L. Stanley: 5,480 shares; and J. Scott Kreutzer: 7,438 shares.
Deferred Compensation
Our NEOs are eligible to participate in the Contura Energy, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) which permits certain of our highly-compensated employees to receive supplemental retirement benefits in excess of the tax-qualified plan limits under the Internal Revenue Code. The Deferred Compensation Plan is designed to further the interests of our stockholders by helping us attract and retain key talent by providing them with these additional retirement benefits. Under the Deferred Compensation Plan, we maintain a supplemental retirement account for each participant to which we credit annual contributions equal to the sum of (i) the participant’s compensation that is in excess of the federal tax-qualified plan limit under Section 401(a)(17) of the Internal Revenue Code multiplied by the aggregate matching company contribution percentage for our tax-qualified retirement plans in effect for the applicable year (4% in 2018), plus, in the discretion of our compensation committee (ii) a discretionary contribution in an amount equal to a percentage of the participant’s eligible compensation under our tax-qualified plans (none in 2018).
Upon a participant’s termination of employment without cause or by the participant for good reason, involuntary termination in connection with a change in control (as determined by the Company in its discretion prior to the change in control) or due to death or disability (all as defined in the participant’s employment agreement or the Company’s long-term incentive plan), the participant will receive a prorated credit as of December 31st of the year for which it was granted. All contributions made to participant accounts are fully vested when credited.

Severance and Change in Control Arrangements
We have entered into an employment agreement with our CEO, which is intended to retain and competitively compensate him for his position with the Company and provide severance benefits on specified terminations of employment. Our other NEOs are participants in our Key Employee Separation Plan, which provides participants with severance benefits following a qualifying termination of employment and enhanced benefits in connection with a change in control. The terms and estimated amounts of these benefits are described below under “Executive Compensation-Potential Payments on Termination and Change in Control.”
The compensation committee believes these change in control and termination provisions are necessary to ensure that the actions and recommendations of senior management and other employees with respect to change in control transactions are in our and our stockholders’ best interests, and to reduce the distraction regarding the impact of such a transaction on the employment status of an NEO. These programs were reviewed by our board who concluded that the terms of these programs were in line with market practices.
The CEO’s employment agreement and the Key Employee Separation Plan do not provide for payment to cover “golden parachute” excise taxes imposed under Section 4999 of the Internal Revenue Code. Rather, payments due in connection with a change of control to participants will be reduced to the extent necessary to avoid the excise tax, unless it is determined that the net after-tax benefits to a participant would be greater if the reductions were not imposed (i.e., “best net” treatment).
Retirement and Other Benefits
Our NEOs are eligible to participate in our employee benefit plans provided to other employees, including health and welfare benefits and our 401(k) plan. For 2018, we made matching contributions of up to 100% of the first 3% and 50% of next 2% (aggregate of 4%) of a participant’s contributions. In addition, during 2018 the Company made a qualified non-elective contribution to the 401(k) plan account of each eligible employee, including each of our NEOs, equal to 4% of the employee’s annual base salary.
Tax and Accounting Considerations
We recognize a charge to earnings for accounting purposes for equity awards over their vesting period. In the past, we have not considered the accounting impact as a material factor in determining the equity award amounts for our executive officers. However, as we become a public company, we expect that the compensation committee will consider the accounting impact of equity awards in addition to considering the impact to dilution and overhang when deciding the amounts and terms of equity grants.
We do not require executive compensation to be tax deductible for our company, but instead balance the cost and benefits of tax deductibility to comply with our executive compensation goals. For example, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly held corporation for compensation in excess of $1 million paid in any taxable year to its chief executive officer, chief financial officer and certain other executive officers. As a private company, we were not subject to the deductibility limit of Section 162(m), and did not take such limit into consideration in setting compensation for our executive officers because Section 162(m) did not apply to us. Following the expiration of any transition period that may continue to be available to us as a newly public company and taking into account other transition relief that may be available, we expect that the compensation committee will consider the tax deductibility of compensation, but will be fully authorized, in the exercise of its business judgment and in accordance with its compensation philosophy, to approve compensation that is not tax deductible when it believes that such payments are in our stockholders’ best interests.
Risk Assessment of Compensation Programs
Our compensation committee, after considering the input of its independent compensation consultant, conducted an assessment of the risks associated with our compensation policies and programs, and determined that our compensation policies and programs do not create risks that are reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the compensation committee is, or ever has been, an employee or an officer of our company. During 2018, none of our executive officers served as a director or a member of the compensation committee of another company, one of whose executive officers served as a member of our compensation committee, and none of our executive officers served as a member of the compensation committee of another company, one of whose executive officers served as one of our directors.
2018 SUMMARY COMPENSATION TABLE
The following summary compensation table sets forth information concerning the compensation of Kevin S. Crutchfield, our CEO, Charles Andrew Eidson, our Chief Financial Officer, and our other three most highly compensated executive officers (Mark M. Manno, Kevin L. Stanley and J. Scott Kreutzer) for the fiscal years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(6)	All Other Compen- sation ($) (7)	Total

Kevin S. Crutchfield	2018	1,045,000	3,000,000	2,250,000	-	1,824,061	274,669	40,814	8,434,544
Chief Executive Officer	2017	1,045,000	-	14,895,120	2,525,411	1,272,666	221,427	3,983,972	23,943,595
	2016	438,096	-	375,375	238,739	795,512	-	-	1,847,722

Charles Andrew Eidson	2018	500,000	1,000,000	749,925	-	698,205	96,414	22,000	3,066,544
Chief Financial Officer and EVP	2017	500,000	-	2,976,811	504,708	487,145	53,086	792,636	5,314,385
	2016	209,615	-	75,075	47,748	304,502	-	-	636,940

Mark M. Manno	2018	500,000	1,000,000	749,925	-	698,205	96,414	22,000	3,066,544
EVP, Chief Administrative and Legal Officer and Secretary	2017	500,000	-	2,976,811	504,708	487,145	53,086	792,636	5,314,385
	2016	209,615	-	75,075	47,748	304,502	-	-	636,940

Kevin L. Stanley	2018	400,000	700,000	524,925	-	418,923	61,448	22,000	2,127,296
EVP and Chief Commercial Officer

J. Scott Kreutzer	2018	388,891	700,000	524,925	-	418,923	55,097	22,000	2,109,836
EVP and Chief Operating Officer

______________

(1)
The values set forth in this column for Messrs. Crutchfield, Eidson and Manno for the fiscal year ending December 31, 2016 represent the salaries paid for the period of July 26, 2016 to December 31, 2016. The annual base salaries for Messrs. Crutchfield, Eidson and Manno during 2016 were $1,045,000, $500,000 and $500,000, respectively.

(2)	The values set forth in this column reflect a one-time bonus paid in conjunction with the closing of the Alpha Merger.

(3)
The values set forth in this column reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. These amounts, which do not correspond to the actual value that may be realized by our NEOs, were calculated using the valuation assumptions discussed in the “Share-Based Compensation” footnote to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018. For 2018, the restricted stock units were granted on November 12, 2018 with a grant date fair value of $75.00 per share. For 2017, the common stock awards set forth in this column were granted on March 7, 2017 with a grant date fair value of $65.50 per share and July 13, 2017 with a grant date fair value of $68.00 per share. For 2016, the vested common stock awards set forth in this column were granted with a grant date fair value of $2.50 per share.

(4)
The values set forth in this column reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. These amounts, which do not correspond to the actual value that may be realized by our NEOs, were calculated using the Black-Scholes option-pricing model based upon the valuation assumptions discussed in the “Share-Based Compensation” footnote to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018. For 2017, the options set forth in this column were granted on March 7, 2017 with a grant date fair value of $37.44. The company elected to grant the options with an exercise price based upon the greater of (i) the closing price of a share on the grant date or (ii) the volume-weighted average price for the 30-day period ending on the grant date. As a result, the exercise price of the options set forth in this column was set at $66.13. For 2016, the options set forth in this column were granted on July 26, 2016 in two tranches. The first tranche had an exercise price of $2.50, with a grant date fair value of $1.67. The company elected to grant the second tranche of options with an exercise price that was no less than, but potentially in excess of (subject to a cap), the fair value of a share of our common stock on the grant date. The exercise price of the second tranche of options was $5.00, which was calculated based on the trailing volume-weighted average price for the 30-day period following the grant date (not to exceed $5.00). The grant date fair value of the second tranche was $1.51.

(5)
The values set forth in this column represent annual bonuses earned under our Bonus Plan in respect of 2018 performance based on achievement of the performance metrics described under “Executive Compensation—Executive Compensation Process.”

(6)
The values set forth in this column represent deferred compensation earnings earned in respect of 2018 based upon eligible compensation earned during the year under the Deferred Compensation Plan described under “Executive Compensation—Potential Payments on Termination and Change in Control.”

(7)
The values set forth in this column represent, for 2018, employer 401(k) contributions for all NEOs in 2018. For Mr. Crutchfield, the values set forth in this column also include imputed income related to his Group Term Life Insurance in amounts equal to $18,814.

2018 GRANTS OF PLAN-BASED AWARDS
The following table sets forth information concerning grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant Date	Minimum ($)	Target ($)	Maximum ($)
Kevin S. Crutchfield	-	653,125	1,306,250	2,612,500	-	-
	11/12/2018	-	-	-	30,000	2,250,000
Charles Andrew Eidson	-	250,000	500,000	1,000,000	-	-
	11/12/2018	-	-	-	9,999	749,925
Mark M. Manno	-	250,000	500,000	1,000,000	-	-
	11/12/2018	-	-	-	9,999	749,925
Kevin L. Stanley	-	150,000	300,000	600,000	-	-
	11/12/2018	-	-	-	6,999	524,925
J. Scott Kreutzer	-	150,000	300,000	600,000	-	-
	11/12/2018	-	-	-	6,999	524,925
______________

(1)
The amounts in this column reflect the range of the annual bonuses under our Bonus Plan that our NEOs were potentially eligible to earn in respect of performance in 2018 as described under “Executive Compensation – Executive Compensation Process”.

(2)
This column shows the number of restricted stock units granted on November 12, 2018 under the 2018 LTIP. The restricted stock units vest in three equal installments on each of February 9, 2020, 2021 and 2022.

(3)	The grant date fair value calculations are computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR END
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2018.

		Option Awards				Stock Awards
Officer	Grant Date	Numbers of Securities Underlying Unexercised Options Exercisable (#)	Numbers of Securities Underlying Unexercised Unearned Options (1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)
Kevin S. Crutchfield	7/26/2016	75,075	-	2.50	7/26/2026	-	-
	7/26/2016	75,075	-	5.00	7/26/2026	-	-
	3/7/2017	22,459	-	66.13	3/7/2027	-	-
	3/7/2017	-	44,986	66.13	3/7/2027	-	-
		-	-	-	-	181,575	11,936,741
Charles Andrew Eidson	7/26/2016	15,015	-	2.50	7/26/2026	-	-
	7/26/2016	15,015	-	5.00	7/26/2026	-	-
	3/7/2017	4,489	-	66.13	3/7/2027	-	-
	3/7/2017	-	8,990	66.13	3/7/2027	-	-
		-	-	-	-	40,291	2,648,730
Mark M. Manno	7/26/2016	15,015	-	2.50	7/26/2026	-	-
	7/26/2016	15,015	-	5.00	7/26/2026	-	-
	3/7/2017	4,489	-	66.13	3/7/2027	-	-
	3/7/2017	-	8,990	66.13	3/7/2027	-	-
		-	-	-	-	40,291	2,648,730
Kevin L. Stanley	7/26/2016	4,505	-	2.50	7/26/2026	-	-
	7/26/2016	4,505	-	5.00	7/26/2026	-	-
	3/7/2017	1,431	-	66.13	3/7/2027	-	-
	3/7/2017	-	2,865	66.13	3/7/2027	-	-
		-	-	-	-	16,622	1,092,730
J. Scott Kreutzer	7/26/2016	4,505	-	2.50	7/26/2026	-	-
	7/26/2016	4,505	-	5.00	7/26/2026	-	-
	3/7/2017	1,361	-	66.13	3/7/2027	-	-
	3/7/2017	-	2,726	66.13	3/7/2027	-	-
		-	-	-	-	16,180	1,063,673
______________

(1)	The options in this column vest ratably on March 7, 2019 and March 7, 2020.

(2)
The March 7, 2017 and July 13, 2017 stock awards vest in equal installments on each of the first, second and third anniversaries of the grant date. The November 12, 2018 stock awards vest in equal installments on each of February 9, 2020, 2021 and 2022.

(3)
The market value calculations reported in this column are computed by multiplying the closing market price per share of our common stock on December 31, 2018 by the number of shares or units underlying the award, respectively.

OPTION EXERCISES AND STOCK VESTED IN 2018
The following table details information about options exercised (if any) by our named executive officers and the vesting of stock awards held by our named executive officers during the fiscal year ended December 31, 2018.

	Option Awards		Stock Awards (1)
Name	Numbers of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kevin S. Crutchfield	-	-	75,674	5,183,669
Charles Andrew Eidson	-	-	15,124	1,035,994
Mark M. Manno	-	-	15,124	1,035,994
Kevin L. Stanley	-	-	4,804	329,074
J. Scott Kreutzer	-	-	4,583	313,936
______________

(1)	The value of the stock awards realized upon vesting is based on the closing price per share of our common stock on the original vesting date.
NONQUALIFIED DEFERRED COMPENSATION
The following table provides information on the nonqualified deferred compensation of our named executive officers in and as of the end of 2018. The materials terms of the Deferred Compensation Plan are described above under “Executive Compensation – Deferred Compensation”.

Name	Executive Contributions in Last fiscal year ($)	Registrant Contributions in Last fiscal year ($) (1)	Aggregate Earnings in Last fiscal year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Kevin S. Crutchfield	-	274,669	8,528	-	488,990
C. Andy Eidson	-	96,414	1,950	-	140,116
Mark M. Manno	-	96,414	1,950	-	140,121
Kevin L. Stanley	-	61,448	761	-	76,638
J. Scott Kreutzer	-	55,097	514	-	64,314
______________

(1)
Amounts listed are reflected in “2018 – Summary Compensation Table” under “Change in Pension Value and Non-qualified Deferred Compensation Earnings”. The amount of credited contributions made to each NEO’s account was based on the excess of the NEO’s “eligible compensation” (as defined under Section 401(k) of the Internal Revenue Code) over the annual IRS compensation limit multiplied by the aggregate Company matching contribution percentage for all of the Company’s tax-qualified retirement plans in effect for 2018.

(2)	Amounts reflect interest credited to NEOs’ accounts during 2018.
POTENTIAL PAYMENTS ON TERMINATION AND CHANGE IN CONTROL
Each of our NEOs may be eligible to receive benefits under the circumstances described below if the officer experiences a qualifying termination of employment or we undergo a change in control.
Chief Executive Officer
Under the terms of his July 26, 2016 Employment Agreement, Mr. Crutchfield will serve as the Company’s Chief Executive Officer until December 31, 2017 and during any renewal period (this term automatically renews for successive 12-month periods unless terminated by either party with 90 days’ written notice). Mr. Crutchfield’s annual base salary is $1,045,000 and his annual target bonus opportunity is 125% of base salary, subject to any applicable performance criteria.
If Mr. Crutchfield is terminated without cause (which includes his gross negligence or willful misconduct in the performance of his duties, conviction of a felony, material violation of our code of ethics or material breach of his employment agreement) or resigns for good reason (which includes a material reduction in his salary or target bonus opportunity, our failure to allow him to participate in our equity-based compensation plans, a material diminution in his position or duties, or a material relocation), he will be entitled to receive the following severance benefits, subject to his execution of a release of claims:

•	a lump sum cash payment equal to two times base salary plus two times target annual bonus for the year in which the termination occurs;

•	vesting of all equity awards (with stock options remaining exercisable for up to two years post- termination); and

•	reimbursement by us for up to 18 months of Consolidated Omnibus Budget Reconciliation Act (COBRA) health and dental insurance premiums and life insurance premiums for him and his dependents.
If Mr. Crutchfield is terminated without cause or resigns for good reason during the period beginning three months prior to and ending twelve months following a change in control (as defined in the agreement), he will be entitled to receive the following enhanced severance benefits:

•	a lump sum cash payment equal to two and one-half times base salary plus two and one-half times annual target bonus for the year in which the termination occurs;

•	vesting of all equity awards (with stock options remaining exercisable for up to two years post-termination);

•	a lump sum cash payment of the pro rata share of his annual bonus for the year of termination;

•	a lump sum cash payment of $15,000 to cover the cost of outplacement services; and

•	reimbursement by us for up to 18 months of COBRA health insurance premiums and dental and life insurance premiums for him and his dependents.
If Mr. Crutchfield’s employment is terminated due to death or disability, he will be entitled to receive a prorated target bonus for the year of termination.
Upon a termination of his employment, Mr. Crutchfield is subject to restrictive covenants regarding confidentiality (perpetual), non-competition (during employment and for one year thereafter), and employee and customer non-solicitation (during employment and for one year thereafter). If Mr. Crutchfield resigns for any reason other than for good reason or if he elects not to renew the term of his employment agreement, we may only invoke his non-competition and non-solicitation covenants if we agree to pay him a cash payment equal to two and one-half times base salary plus two and one-half times annual target bonus for the year in which the termination occurs.
Key Employee Separation Plan
Our NEOs, other than our CEO, are eligible to receive severance benefits under the Contura Energy, Inc. Key Employee Separation Plan (the “KESP”), which was approved by our board on July 26, 2016.
The KESP provides that, following a change in control (as defined in the plan), each participant will receive a bonus for the year in which the change in control occurs, prorated through the date of the change in control.
If a participant’s employment is terminated by the Company for any reason other than cause, death or disability, or if the participant resigns for good reason (all as defined in the KESP), during the period beginning three months prior to and ending one year following a change in control of the Company, the participant will be entitled to receive (i) a cash payment equal to the sum of base salary and target bonus for the year of termination, multiplied by a specified factor of, for our NEOs, 2x under the terms of the KESP (the “Severance Multiple”), (ii) an annual cash incentive bonus for the year of termination, prorated through the termination date, (iii) a cash payment of $15,000 for outplacement services, and (iv) continued COBRA coverage and certain dental and life insurance benefits for a period of up to 18 months (the “Severance Benefits”). If a participant is terminated prior to the 90-day period immediately preceding a change in control for any reason other than cause, death or disability, the participant will be eligible to receive the Severance Benefits, except the Severance Multiple for NEOs will be 1.5x, as provided by the terms of the KESP.
In the event a participant experiences a termination of employment under any of the circumstances described in the preceding paragraph, whether prior to or during the change in control period, any outstanding stock options or restricted stock will become fully vested on the date of termination. All options will remain exercisable for a period of up to one year following the termination.
Participants are required to execute a general release, non-disparagement and non-competition agreement as a condition to receiving the Severance Benefits, which includes restrictive covenants regarding confidentiality (perpetual), non-

competition (for one year post-termination), employee and customer non-solicitation (for one year post-termination) and non-disparagement (perpetual).
The table below sets forth information concerning the change in control and severance payments to be made to each of our NEOs in connection with a change in control or termination of employment, presuming a termination or change in control date of December 31, 2018. Additional descriptions of the terms of our agreements, plans and arrangements with our NEOs are set forth above in “Executive Compensation—Compensation Discussion and Analysis.”
The payments and benefits detailed in the table below are in addition to any payments and benefits under our plans or arrangements which are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each NEO, and any stock options vested as of December 31, 2018 (which are set forth in the Outstanding Equity Awards at Fiscal Year-End Table).

Name	Termination Without Cause or for Good Reason (Not in Connection with a Change in Control) ($) (1)	Termination Without Cause or for Good Reason in Connection with a Change in Control ($) (1)	Death ($)
Kevin S. Crutchfield	4,744,243	7,241,118	1,306,250
C. Andy Eidson	2,052,405(2)	3,052,405(3)	-
Mark M. Manno	2,052,405(2)	3,052,405(3)	-
Kevin L. Stanley	1,401,538(2)	2,051,538(3)	-
J. Scott Kreutzer	1,401,538(2)	2,051,538(3)	-
______________

(1)
The amounts reflected in these columns include the cash payments described under “Chief Executive Officer” and “Key Employee Separation Plan” above. Payments for continued health and welfare benefits assume a cost of approximately $1,840 per month in medical and dental insurance based on 2018 COBRA rates and $0.241 per $1,000 of coverage per month in life and accidental death & dismemberment insurance premiums.

(2)	These amounts include payment for the sum of base salary and 2018 target bonus with a Severance Multiple of 1.5.

(3)	These amounts include payment for the sum of base salary and 2018 target bonus with a Severance Multiple of 2.
OTHER INFORMATION
HOUSEHOLDING
The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, beneficial stockholders who have the same address and last name and who do not participate in electronic delivery or internet access of proxy materials will receive only one copy of the Company’s annual report and proxy statement unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. This procedure is designed to reduce duplicate mailings and save significant printing and processing costs as well as natural resources. Each stockholder who participates in householding will continue to receive a separate proxy card or notice. Your consent to householding is perpetual unless you withhold or revoke it. You may revoke your consent at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free at (866) 540-7095 or by writing to Broadridge Financial Solutions, Inc. Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of your response, after which you will receive an individual copy of the proxy materials.
INCORPORATION BY REFERENCE
Neither the compensation committee report nor the audit committee report shall be deemed soliciting material or filed with the SEC and neither of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this document.
AVAILABILITY OF SEC FILINGS, CORPORATE GOVERNANCE GUIDELINES, CODE OF BUSINESS ETHICS AND COMMITTEE CHARTERS
Copies of our reports on Forms 10-K (including the financial statements and financial statement schedules), 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Corporate Governance Guidelines,

Code of Ethics, and the charters of the Audit, Compensation, Nominating and Corporate Governance, and Safety, Health and Environmental Committees, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on, and may be obtained at no cost through the investor information section of our website, investors.conturaenergy.com, by telephone to our investor relations department at (423) 573-0300 or by mail to Investor Relations, Contura Energy, Inc., 340 Martin Luther King, Jr. Blvd., Bristol, Tennessee 37620 (overnight courier) or P.O. Box 848, Bristol, Tennessee 37621 (U.S. mail).
REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS
Our board reviews, approves and monitors of transactions involving us and “related persons” (directors, executive officers, nominees to become directors, stockholders owning more than 5% of our common stock, any immediate family member of any of the foregoing persons, or any entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest). Related person transactions are those that meet the minimum threshold for disclosure in the proxy statement under relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).
Approval Procedures
Whenever a director or executive officer of the Company has any question about whether he or she (or an immediate family member) has a material interest in a transaction between the Company and another entity, person or organization, the director or executive officer shall review the matter with the chief legal officer. Once identified, the following are the steps we take with respect to approving related party transactions or their amendment:

•
Prior to entering into a covered transaction, notice will be given to our chief legal officer of the facts and circumstances of the proposed transactions including (i) the related person’s relationship to us and interest in the transaction, (ii) material facts of the proposed transaction (including proposed aggregate value or, in the case of indebtedness, amount of principal that is involved), (iii) benefits to us of the proposed transaction, (iv) if applicable, the availability of other sources of comparable products or services, and (v) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. Our chief legal officer will assess whether the proposed transaction is a related person transaction.

•
If our chief legal officer determines that the proposed transaction is a related person transaction, the proposed transaction will be submitted to our audit committee for consideration at the next committee meeting or, in those instances in which our chief legal officer, in consultation with our chief executive officer, determines that it is not practicable or desirable for us to wait until the next committee meeting, to our chairman of the audit committee (who possesses delegated authority to act between committee meetings).

•
Our chairman of the audit committee or our audit committee, as applicable, will consider the facts and circumstances of the proposed transaction. After our chairman of the audit committee or our audit committee, as applicable, makes a determination regarding the proposed transaction, such decision will be conveyed to our chief legal officer who will communicate the decision to the appropriate persons at Contura. In the event our chairman of the audit committee reviews the proposed transaction and makes a decision with respect thereto, he or she will report the same to our audit committee at its next meeting.

Ratification Procedures
In connection with this process or otherwise, if our chief executive officer, chief financial officer, or chief legal officer becomes aware of a “related person” transaction that has not been previously approved or ratified as described above, the following steps are taken:

•
If the transaction is pending or ongoing, it will be submitted to our chairman of the audit committee or audit committee, as applicable, who will consider all of the facts and circumstances and, based on that review, evaluate all options including ratification, amendment or termination of such transaction.

•
If the transaction is completed, our chairman of the audit committee or audit committee, as applicable, will evaluate the transaction to determine if rescission of the transaction or disciplinary action is appropriate and will request our chief legal officer to evaluate our controls and procedures to ascertain the reason the transaction was not submitted in accordance with the approval procedures described above and whether any changes to those procedures are recommended.

Ongoing Transactions
Our audit committee’s reviews annually any previously approved or ratified “related person” transactions that remain ongoing. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the committee shall determine if it is in the best interests of the Company and its stockholders to continue, modify or terminate the related person transaction.
STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING
Inclusion of Proposals in Our Proxy Statement and Proxy Card under SEC Rules
From time to time, stockholders may present proposals that are proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, in order to be included in the Company’s proxy statement for the 2020 annual meeting, such proposals must be received by Contura at our principal executive offices no later than December 3, 2019, unless the date of our 2020 annual meeting is changed by more than 30 days from May 1, 2020, in which case the proposal must be received at our principal executive offices a reasonable time before we begin to print and mail our proxy materials.
Bylaw Requirements for Stockholder Submissions of Nominations and Proposals
Pursuant to Contura’s bylaws, stockholders of record may present proposals that are proper subjects for consideration at an annual meeting and/or nominate persons to serve on our board of directors at an annual meeting or special meeting at which directors are to be elected. Contura’s bylaws require all stockholders who intend to make proposals at an annual stockholders’ meeting or special stockholders’ meeting to provide a written notice, including the information specified in Contura’s bylaws (which information is summarized in the section entitled “Stockholder Director Nominations” on page 15), to Mark M. Manno, Corporate Secretary, Contura Energy, Inc., 340 Martin Luther King, Jr. Blvd., Bristol, Tennessee 37620 (overnight courier) or P.O. Box 848, Bristol, Tennessee 37621 (U.S. mail), not later than the 90th day prior to the anniversary date of the date on which Contura first mailed its proxy materials for the preceding year’s annual meeting nor earlier than the 120th day prior to the anniversary date of the date on which Contura first mailed its proxy materials for the preceding year’s annual meeting. To be eligible for consideration at the 2020 annual meeting, notices must be received by Contura between December 2, 2019 and January 2, 2020. In the event the date of the 2020 annual meeting is changed by more than 30 days from the anniversary of the date of the 2019 annual meeting, as set forth in this proxy statement, stockholder notice must be received no earlier than the close of business on the 120th day prior to the 2020 annual meeting and not later than the close of business on the date that is the later of the (i) 90th day prior to the 2020 annual meeting or (ii) 10th day following the day on which public announcement of the date of the 2020 annual meeting is first made. However, if the number of directors to be elected to the board of directors at an annual meeting is increased and there is no public announcement by Contura naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the anniversary of the mailing of proxy materials for the prior year’s annual meeting of stockholders, then a stockholder’s notice shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by our corporate secretary no later than the close of business on the 10th day following the date on which such public announcement is first made by Contura.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires Contura’s directors and executive officers and persons who own more than ten percent of a registered class of Contura’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Contura’s equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Contura with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, Contura believes that all reporting requirements under Section 16(a) for the fiscal year ended

December 31, 2018, were met in a timely manner by its directors, executive officers, and greater than 10% beneficial owners.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and accompanying footnotes show information as of March 12, 2019, regarding the beneficial ownership of our common stock by:

•	each person who is known by us to own beneficially more than five percent of our common stock;

•	each member of our board of directors and each of our NEOs; and

•	all members of our board of directors and our executive officers as a group.
The number of shares and percentages of beneficial ownership set forth below are based on 19,085,339 shares of our common stock issued and outstanding as of March 12, 2019.

Name of Beneficial Owner	Number of Shares Owned(1)	Right to Acquire(2)	Total		Percentage
Whitebox Advisors LLC.	2,311,642	—	2,311,642	(3)	12.1%
3033 Excelsior Boulevard, Suite 300, Minneapolis, MN 55416
Davidson Kempner Partners.	1,876,285	—	1,876,285	(4)	9.8%
520 Madison Avenue, 30th Floor, New York, New York 10022
The Vanguard Group	1,378,683	—	1,378,683	(5)	7.2%
100 Vanguard Blvd., Malvern, PA 19355
Kevin S. Crutchfield	72,104	175,316	247,420	(6)	1.3%
C. Andrew Eidson	14,675	26,996	41,671	(7)	*
Mark M. Manno	18,350	24,002	42,352	(8)	*
J. Scott Kreutzer	4,095	8,354	12,449	(9)	*
Kevin Stanley	5,834	11,872	17,706	(10)	*
Albert E. Ferrara, Jr.	2,185	10,913	13,098	(11)	*
Daniel J. Geiger	20,428	1,104	21,532	(12)	*
John E. Lushefski	16,820	631	17,451	(13)	*
Anthony J. Orlando	—	4,889	4,889	(14)	*
David J. Stetson	69,616	631	70,247	(15)	*
Harvey L. Tepner	25,201	631	25,832	(16)	*
Neale X. Trangucci	2,185	10,913	13,098	(17)	*
Michael J. Ward	—	6,043	6,043	(18)	*
All Executive Officers and Directors as a Group (15 persons)	254,623	282,328	536,951		2.8%
_______________________

*	Less than 1% of shares outstanding

(1)
The shares of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote, or direct the voting of, such security, or investment power, which includes the power to dispose of, or to direct the disposition of, such security. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)
Under the regulations of the SEC, a person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. The numbers in this column include shares of common stock issuable pursuant to options exercisable as of or within 60 days of March 12, 2019, shares of common stock issuable pursuant to restricted stock units which may be acquired within 60 days of March 12, 2019 and Contura Series A Warrants, each of which carries the right to purchase one share of Contura common stock (“Warrants”).

(3)
The information for Whitebox Advisors LLC (“Whitebox”), as a parent holding company for certain investment management subsidiaries, is based solely on information furnished in the Schedule 13G filed by Whitebox with the SEC on February 14, 2019 in which it reported that it has (i) sole voting power with respect to zero shares of our common stock, (ii) shared voting power with respect to 2,311,642 shares of our common stock, (iii) sole dispositive power with respect to zero shares of our common stock and (iv) shared dispositive power with respect to 2,311,642 shares of our common stock.

(4)
The information for Davidson Kempner Partners (“DK”), as a parent holding company for a number of investment management subsidiaries, is based solely on information furnished in the Schedule 13G filed by DK with the SEC on February 11, 2019 in which it reported that it has (i) sole voting power with respect to zero shares of our common stock, (ii) shared voting power with respect to 1,876,285 shares of our common stock, (iii) sole dispositive power with respect to 693,606 shares of our common stock and (iv) shared dispositive power with respect to zero shares of our common stock.

(5)
The information for The Vanguard Group (“Vanguard”) is based solely on information furnished in the Schedule 13G/A filed by Vanguard with the SEC on February 11, 2019. Vanguard has (i) sole voting power with respect to 1,065 shares of our common stock, (ii) shared voting power with respect to zero shares of our common stock, (iii) sole dispositive power over 1,377,618 shares of our common stock and (iv) shared dispositive power with respect to 1,065 shares of our common stock.

(6)
Includes 175,068 shares of common stock issuable pursuant to options exercisable within 60 days of March 12, 2019. This number also includes 248 Warrants granted in connection with Alpha’s emergence from bankruptcy on July 26, 2016.

(7)	Includes 26,996 shares of common stock issuable pursuant to options exercisable within 60 days of March 12, 2019.

(8)
Includes 23,993 shares of common stock issuable pursuant to options exercisable within 60 days of March 12, 2019. This number also includes 9 Warrants granted in connection with Alpha’s emergence from bankruptcy on July 26, 2016.

(9)	Includes 8,354 shares of common stock issuable pursuant to options exercisable within 60 days of March 12, 2019.

(10)	Includes 11,872 shares of common stock issuable pursuant to options exercisable within 60 days of March 12, 2019.

(11)
Includes 1,539 shares of common stock underlying restricted stock units that vest within 60 days of March 12, 2019. This number also includes 9,374 shares of common stock underlying restricted stock units that have vested but have been deferred until separation from service.

(12)	Includes 1,104 shares of common stock underlying restricted stock units that vest within 60 days of March 12, 2019.

(13)	Includes 631 shares of common stock underlying restricted stock units that vest within 60 days of March 12, 2019.

(14)
Includes 1,539 shares of common stock underlying restricted stock units that vest within 60 days of March 12, 2019. This number also includes 3,350 shares of common stock underlying restricted stock units that have vested but have been deferred until separation from service.

(15)	Includes 631 shares of common stock underlying restricted stock units that vest within 60 days of March 12, 2019.

(16)	Includes 631 shares of common stock underlying restricted stock units that vest within 60 days of March 12, 2019.

(17)
Includes 1,539 shares of common stock underlying restricted stock units that vest within 60 days of March 12, 2019. This number also includes 9,374 shares of common stock underlying restricted stock units that have vested but have been deferred until separation from service.

(18)
Includes 2,693 shares of common stock underlying restricted stock units that vest within 60 days of March 12, 2019. This number also includes 3,350 shares of common stock underlying restricted stock units that have vested but have been deferred until separation from service.

PROPOSALS
PROPOSAL 1 — ELECTION OF DIRECTORS
The board of directors consists of nine directors, elected annually with terms expiring as of the annual meeting. The board has nominated the following persons, each of whom currently serves as a director of Contura, to stand for election at the 2019 annual meeting for an additional one-year term.

Kevin S. Crutchfield	John E. Lushefski	Harvey L. Tepner

Albert E. Ferrara, Jr.	Anthony J. Orlando	Neale X. Trangucci

Daniel J. Geiger	David J. Stetson	Michael J. Ward
Biographical information regarding each of these nominees appears in the section entitled “Our Directors” beginning on page 7. Each nominee has indicated his or her willingness to serve, but if any of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by the board, or the board may decide to reduce the size and number of directors serving on the board.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” EACH DIRECTOR NOMINEE NAMED ABOVE
PROPOSAL 2 — ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION
The second proposal item to be voted on is an advisory vote to approve the compensation of the Company’s named executive officers. Pursuant to Section 14A of the Exchange Act, Contura is required to provide its stockholders with the opportunity to cast an advisory, non-binding vote on compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K.
Because this is the first year that we are required to hold a say-on-pay vote, the current frequency of the say on pay vote, and the next time that it will be held, will be determined pursuant to our shareholder vote on the frequency of the advisory vote on named executive officer compensation, as set forth in Proposal 3 of this proxy statement.
As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 23, Contura strives to recruit individuals who will support the Company’s mission, vision, and values. To accomplish this goal, our compensation committee developed the following primary objectives of our executive compensation program to — attract and retain top talent, drive the achievement of short-term and long-term objectives, link pay with performance, align managements’ interests with our stockholders’ interests, and to be competitive in the markets in which Contura competes for talent.
The compensation committee regularly reviews the compensation programs for our named executive officers to ensure they achieve the goal of aligning our executive compensation structure with our stockholders’ interests and current market practices. The “Compensation Discussion and Analysis” section of this proxy statement describes Contura’s executive compensation program and the decisions made by the compensation committee in 2018 in more detail. Please read the “Compensation Discussion and Analysis” section for additional details about our executive compensation programs, including information about the fiscal year 2018 compensation paid to our named executive officers.
As described in “Compensation Discussion and Analysis,” related tables and narrative sections in this proxy statement, more than a majority of our executive compensation program is ‘at risk’ and based on the achievement of Company business goals established generally at the time of our board approving the upcoming year’s annual corporate budget. See, particularly, the section entitled “Pay Mix” on page 27.
We are asking our stockholders to indicate their support for the compensation paid to our named executive officer as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on the compensation paid to our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our named executive officers and the philosophy, policies and practices described in this proxy statement.

As an advisory vote, your vote will not be binding on the Company or the board. However, our board and our compensation committee, which is responsible for designing and administering the Company’s executive compensation program, value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our named executive officers, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.
Accordingly, we ask our stockholders to vote “FOR,” on an advisory, non-binding basis, the compensation paid to our named executive officers by adopting the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion is hereby APPROVED.”
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

PROPOSAL 3 — ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPANY’S EXECUTIVE COMPENSATION
The third proposal item to be voted on is the frequency of future advisory votes on executive compensation.
Under Section 14 of the Exchange Act, Contura is required to provide its stockholders with the opportunity to cast an advisory, non-binding vote to determine the frequency of the advisory stockholder vote on compensation paid to our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation every one, two or three years, or they may abstain from voting. Stockholders are not voting to approve or disapprove the board’s recommendation but rather may choose among the four choices.
Because this is the first year that we are required to hold a say-on-pay vote, the current frequency of the say on pay vote, and the next time that it will be held, will be determined pursuant to this shareholder vote on the frequency of the advisory vote on executive compensation.
After careful consideration, our board of directors has determined that an advisory vote on named executive officer compensation that occurs every year is the most appropriate alternative for the Company, and therefore our board recommends that you vote for the advisory vote on named executive officer compensation to be held every year. An annual vote provides the board with timely feedback from stockholders on executive compensation matters. An annual advisory vote is also consistent with our compensation committee’s practice of monitoring both short- and long-term compensation program elements each year.
As an advisory vote, your vote will not be binding on the Company or the board. Our board values the opinions of our stockholders and will strongly consider its stockholders’ views. However, because this vote is advisory only and non-binding, the board may nevertheless decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the most popular option selected by our stockholders. No later than 150 calendar days after the Annual Meeting and 60 calendar days prior to the date of the submission of stockholder proposals under SEC Rule 14a-8 for the 2020 annual meeting as described under “Stockholder Proposals for the 2020 Annual Meeting,” the Company will file a Current Report on Form 8-K or Form 8-K/A which will disclose our decision on how frequently to hold the advisory vote on executive compensation.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
FOR “EVERY YEAR” ON THIS PROPOSAL
PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The fourth proposal item to be voted on is to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

The audit committee appointed KPMG as Contura’s independent registered public accounting firm for the fiscal year ending December 31, 2019. The board of directors has directed that such appointment be submitted to Contura’s stockholders for further ratification at the annual meeting.
Stockholder ratification of the appointment of KPMG as Contura’s independent registered public accounting firm is not required. The board of directors, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders do not ratify the appointment, the audit committee will reconsider whether to retain KPMG.
Representatives of KPMG are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire. They will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm and Fees
The following table presents fees billed for professional audit services rendered by KPMG for the audit of Contura’s annual financial statements for the years ended December 31, 2018 and December 31, 2017, and fees for other services rendered by KPMG during those periods.

	Fiscal 2018	Fiscal 2017
	(In thousands)	(In thousands)
Audit fees(1)	$2,588	$2,013
Audit-related fees	-	-
Tax fees	-	-
All other fees	-	-
Total	$2,588	$2,013
_______________________

(1)
For fiscal years 2018 and 2017, includes KPMG fees for audit services relating to the annual audit of the Company’s consolidated financial statements, quarterly reviews, services that are normally provided by the accountants in connection with regulatory filings, and accounting consultations. Also includes reimbursement of out of pocket expenses of $0.2 million in 2018 and $0.1 million in 2017.

Policy for Approval of Audit and Permitted Non-Audit Services
Our audit committee’s policy is to review in advance, and grant any appropriate pre-approvals of (i) all auditing services to be performed by the independent auditor and (ii) all non-audit services to be provided by the independent auditor as permitted by Section 10A of the Exchange Act, and, in connection therewith, to approve all fees and other terms of such engagement, provided that pre-approval of de minimis services shall not be required to the extent provided by, and subject to the requirements of, the Exchange Act. Our audit committee will consider annually for pre-approval a list of specific services and categories of services, including audit and audit-related services, for the upcoming or current fiscal year. All non-audit services are approved by our audit committee in advance in accordance with our policy on a case-by-case basis. Any service that is not included in the approved list of services or that does not fit within the definition of a pre-approved service is required to be presented separately to our chairman of the audit committee or our audit committee for consideration at its next regular meeting or, if earlier consideration is required, by other means of communication. If the estimated fees for non-audit services are $100,000 or less, management must contact our chairman of the audit committee to obtain his approval. If such fees are in excess of $100,000, management must seek the approval of the entire audit committee. In 2017 and 2018, all KPMG professional fees were pre-approved in accordance with the Company’s pre-approval policies then in place.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

Your vote is very important, and we urge you to vote by one of the following ways:

•	via the internet,

•	by telephone, or

•	by marking, signing, dating and promptly returning your proxy card by mail.
Any proxy may be revoked at any time before your shares are voted at the annual meeting.

By Order of the Board of Directors

Mark M. Manno
Executive Vice President, Chief Administrative and Legal Officer and Corporate Secretary
April 1, 2019
Bristol, Tennessee

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.investorvote.com/CTRA** or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2019 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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1. Election of nine director nominees, each of whom has been nominated by our board of directors to serve for a term of one year

	For	Withhold		For	Withhold		For	Withhold
01 - Kevin S. Crutchfield	☐	☐	02 - Albert E. Ferrara, Jr.	☐	☐	03 - Daniel J. Geiger	☐	☐
04 - John E. Lushefski	☐	☐	05 - Anthony J. Orlando	☐	☐	06 - David J. Stetson	☐	☐
07 - Harvey L. Tepner	☐	☐	08 - Neale X. Trangucci	☐	☐	09 - Michael J. Ward	☐	☐

	Every Year	Every 2 Years	Every 3 Years	Abstain
3. An advisory vote on the frequency of future advisory votes on the Company's executive compensation	☐	☐	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

NOTE: Please sign exactly as name appears on this proxy. If joint owners, EACH should sign this proxy. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your FULL title as such and the name of such trust, corporation or other organization.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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C 1234567890 JNT

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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The 2019 Annual Meeting of Stockholders of Contura Energy, Inc. will be held on Wednesday, May 1, 2019, at 10:00 a.m., Eastern time, via live webcast at www.meetingcenter.io/278883475.
To access the virtual meeting, you must have the information that is printed in the shaded bar located on this form.

The password for this meeting is CTRA2019.

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Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CTRA

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CONTURA ENERGY, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 1, 2019
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Contura Energy, Inc. (the "Company") hereby appoints Kevin S. Crutchfield, Mark M. Manno and William L. Phillips, III, and each of them, the proxies of the undersigned, with power to act without the other and with full power of substitution, to attend and represent the undersigned at the Annual Meeting of Stockholders of the Company to be held via live webcast, on Wednesday, May 1, 2019, at 10:00 a.m. Eastern time, and at any adjournment or postponement thereof, and to vote all of such shares that the undersigned is entitled to vote at the Annual Meeting or at any adjournment or postponement thereof, as stated on the reverse side or as otherwise properly presented at the Annual Meeting.

THIS PROXY WILL BE VOTED BY THE PROXIES AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSAL 1, 2 and 4 AND "EVERY YEAR" FOR PROPOSAL 3, AND IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS, OR, IF NO RECOMMENDATION IS GIVEN, IN ACCORDANCE WITH THE PROXIES' BEST JUDGMENT UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

You are urged to vote by Internet or by telephone or mark, sign, date and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.